UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMC-Sierra, Inc.

(Name of Registrant as Specified In Its Charter)

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PMC-SIERRA, INC.

3975 Freedom Circle, Suite 100

Santa Clara, California 95054

(408) 239-8000

Notice of Annual Meeting of Stockholders

DATE AND TIME	April30, 2008 at 9:00 a.m.

PLACE	HiltonSanta Clara 4949 GreatAmerica Parkway SantaClara, California 95054

ITEMS OF BUSINESS

(1)    To elect directors to serve until the 2009 Annual Meeting of Stockholders of PMC-Sierra, Inc. (PMC or the Company). The nominees for the Board of Directors are Robert L. Bailey, Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtz and Frank J. Marshall.

(2)    To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors.

(3)    To approve the 2008 Equity Plan.

(4)    To vote on a proposal submitted by stockholders if properly presented at the meeting.

(5)    To consider such other business as may properly come before the 2008 Annual Meeting of Stockholders (the Annual Meeting).

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 5, 2008.

ANNUAL MEETING ADMISSION	All PMC stockholders are cordially invited to attend the Annual Meeting in person. The Annual Meeting will begin promptly at 9:00 a.m.

VOTING BY PROXY	Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or over the Internet, except that stockholders who receive the proxy materials over the Internet will not receive a proxy card in the mail. For specific voting instructions, please refer to the instructions provided with your proxy card or the voting instructions you receive by e-mail and in this Proxy Statement.

/s/ Alinka Flamina
Vice President, General Counsel, Corporate Secretary

This proxy statement and accompanying proxy card are being distributed on or about March 20, 2008.

PMC-SIERRA, INC.

3975 Freedom Circle, Suite 100

Santa Clara, California 95054

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement, the accompanying proxy card and the Annual Report to Stockholders of PMC-Sierra, Inc. (PMC, the Company, us or we) is being mailed to you on or about March 20, 2008. The Board of Directors (the Board) of the Company is soliciting your proxy to vote your shares at the 2008 Annual Meeting of Stockholders (the Annual Meeting). This proxy statement provides you with information on these matters to assist you in voting your shares.

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	PMC’s Board is providing these proxy materials to you in connection with PMC’s Annual Meeting, which will take place on April 30, 2008. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. PMC’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, a proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of directors;

•	the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors;

•	the approval of the 2008 Equity Plan; and

•	a proposal submitted by stockholders, if properly presented at the meeting.

Q:	What is the Board’s voting recommendation?

A:	PMC’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of Deloitte & Touche LLP as PMC’s independent auditors, “FOR” the approval of the 2008 Equity Plan, and “AGAINST” the stockholder proposal.

Q:	Which of my shares can be voted?

A:	You can vote all shares you owned as of the close of business on March 5, 2008 (the Record Date). These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of PMC hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with PMC’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PMC or to vote in person at the Annual Meeting. PMC has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you plan to attend the Annual Meeting, PMC recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy for those shares you hold directly as the stockholder of record or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee. You may also vote by telephone or over the Internet by following either the instructions included on your proxy card or the voting instructions you receive by e-mail. If you vote by telephone or over the Internet, do not complete and mail your proxy card.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?

A:	The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the Annual Meeting?” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	PMC will announce preliminary voting results at the Annual Meeting and publish final results in PMC’s quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this proxy statement, PMC does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Robert L. Bailey and Alinka Flaminia, will have the discretion to vote your shares on additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of PMC’s nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of PMC’s common stock outstanding as of the close of business on March 5, 2008, the Record Date, is entitled to one vote at the Annual Meeting. In addition, since cumulative voting applies to PMC’s common stock in the election of directors, if any stockholder at the meeting and prior to the voting gives notice of the stockholder’s intention to cumulate votes for the election of directors, then the stockholder, or the stockholder’s proxy, may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven nominees. On the Record Date, PMC had approximately 218,383,664 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of the Record Date. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of The Altman Group, Inc. will tabulate the votes and act as the Inspector of Elections.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within PMC or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to PMC’s management.

Q:	How can I receive future proxy materials electronically?

A:	We encourage you to elect to receive future proxy materials electronically in order to conserve natural resources and to help us reduce printing costs and postage fees. With electronic delivery, you will be notified via e-mail as soon as the proxy materials are available on the Internet, and you can submit your votes online. To register for electronic delivery:

1.	go to our Investors Relations website at http://www.pmc-sierra.com/proxy;

2.	click on the box, “Request Electronic Delivery of Material”; and

3.	follow the instructions provided to complete your registration.

Once you register for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your registration.

Q:	Another member of my household is also a PMC stockholder and we share the same address. Why did we only receive one copy of the proxy materials?

A:	In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (SEC) called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please: (1) mail your request to PMC-Sierra, Inc., 3975 Freedom Circle, Suite 100, Santa Clara, California 95054, Attn: Investor Relations; (2) send an e-mail to investor_relations@pmc-sierra.com; or (3) call our Investor Relations department at 1-604-415-6144.

Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	PMC will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by PMC’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. PMC has retained the services of The Altman Group, Inc. to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. PMC estimates that it will pay The Altman Group, Inc. a fee of approximately $25,000 for its services. In addition, PMC may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals or nominate directors for consideration at future annual meetings of stockholders.

Any stockholder who wants to make a proposal or director nomination that is to be included in PMC’s proxy statement for that annual meeting must deliver written notice to PMC’s corporate secretary at least 120 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2009 annual meeting, this date is November 20, 2008). Any stockholder who wants to make a proposal or director nomination that is not to be included in PMC’s proxy statement for that annual meeting, must deliver written notice to PMC’s corporate secretary at least 45 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2009 annual meeting, this date is February 3, 2009). This notice must contain the information specified in PMC’s bylaws regarding the matters proposed to be brought before the annual meeting and the stockholder proposing such matters. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in PMC-sponsored proxy materials. If the date of next year’s annual meeting is more than 30 days after the one-year anniversary of this year’s annual meeting, then the deadline will be changed.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PMC currently has seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors (the Board) named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. Each director has consented to his nomination and PMC does not expect that any nominee will be unable to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until such director’s successor has been elected. The table below sets forth information about each nominee as of March 5, 2008.

Recommendation

PMC’s Board of Directors recommends a vote FOR the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Robert L. Bailey	50	President and Chief Executive Officer, PMC	1996
Richard E. Belluzzo	54	Chief Executive Officer, Quantum Corporation	2003
James V. Diller, Sr.	72	Retired	1983
Michael R. Farese	61	President and Chief Executive Officer, BitWave Semiconductor, Inc.	2006
Jonathan J. Judge	54	President and Chief Executive Officer, Paychex, Inc.	2004
William H. Kurtz	50	Chief Financial Officer, Bloom Energy	2003
Frank J. Marshall	61	Private Investor and Management Consultant	1996

Robert L. Bailey

Mr. Bailey has been a director of PMC since October 1996. Mr. Bailey has been PMC’s President and Chief Executive Officer since July 1997. He has been Chairman of the Board since May 2005 and also served as Chairman from February 2000 until February 2003. Mr. Bailey has served as President, Chief Executive Officer and director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary, since December 1993. Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management from June 1979 to August 1989. Mr. Bailey is also a director of Micron Technology, Inc., a provider of advanced semiconductor memory solutions. On October 18, 2007, PMC announced that Mr. Bailey will be retiring as the Company’s President and Chief Executive Officer upon the appointment of his replacement and will continue as Chairman of the Board, subject to his reelection at the Annual Meeting.

Richard E. Belluzzo

Mr. Belluzzo has been a director of PMC since June 2003. He has been Chief Executive Officer of Quantum Corporation, a computer storage solutions company, since September 2002. From September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corp., most recently as President and Chief Operating Officer. From January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. From 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard Co., most recently as Executive Vice President of the printer business. Mr. Belluzzo is Chairman of the board of directors of Quantum Corporation and JDS Uniphase, an optical telecommunications equipment maker.

James V. Diller, Sr.

Mr. Diller, a founder of PMC, was PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was

Chairman of PMC’s Board from July 1993 until February 2000, when he became Vice Chairman. He is also a director of Intersil Corporation, an analog semiconductor company.

Michael R. Farese

Mr. Farese joined PMC’s Board in May 2006. He is the President and Chief Executive Officer of BitWave Semiconductor, Inc. He served as the Senior Vice President of Engineering for Palm, Inc. from July 2005 until September 2007. He was the Chief Executive Officer and President of WJ Communications from March 2002 to June 2005. He was Chief Executive Officer and President of Tropian, Inc. from October 1999 to March 2002 and prior to that held senior management positions at Motorola, Ericsson and Nokia Mobile Phones. Mr. Farese also held management positions at AT&T and Bell Laboratories. Mr. Farese is a director of BitWave Semiconductor, Inc. and Newfound Communications, Inc.

Jonathan J. Judge

Mr. Judge has been a director of PMC since April 2004. Since October 2004, Mr. Judge has been the President and Chief Executive Officer of Paychex, Inc., a provider of payroll and human resource services. Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation (IBM), where he held senior management positions, most recently as General Manager of IBM’s personal computing division. Mr. Judge was also a member of IBM’s Worldwide Management Committee from 1999 until 2002. Mr. Judge is also a director of Paychex, Inc.

William H. Kurtz

Mr. Kurtz has been a director of PMC since April 2003. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, as its Chief Financial Officer on March 1, 2008. Prior to joining Bloom Energy, Mr. Kurtz served as the Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company, since September 2005. From March 2004 until August 2005, Mr. Kurtz was Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc. From July 2001 to February 2004, Mr. Kurtz was Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc. From August 1998 to June 2001, Mr. Kurtz was Executive Vice President and Chief Financial Officer of Scient Corporation. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, Inc. (AT&T), including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant.

Frank J. Marshall

Mr. Marshall has been a director of PMC since April 1996. Mr. Marshall is a private investor in, and management consultant to, early stage high technology companies. Mr. Marshall served as interim Chief Executive Officer of Covad Communications Group from November 2000 until July 2001. From July 1995 to October 1997, Mr. Marshall was Vice President and General Manager, Core Products Business Unit of Cisco Systems, Inc. From April 1992 to July 1995, Mr. Marshall was Vice President of Engineering for Cisco Systems, Inc. He also served as a director of Juniper Networks Inc., a network equipment company, from April 2004 to February 2007 and was chairman of the board of directors of NetScreen Technologies prior to its acquisition by Juniper Networks, Inc.

Recommendation

PMC’s Board of Directors recommends a vote FOR each of the nominees to the Board of Directors to serve until the 2009 annual meeting of stockholders or until his successor is duly elected or appointed.

Vote Required

The seven nominees for director receiving the highest number of affirmative votes of shares shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Deloitte & Touche LLP as PMC’s independent auditors to audit its consolidated financial statements for fiscal 2008. During fiscal 2007, Deloitte & Touche LLP served as PMC’s independent auditors and also provided certain other audit-related and tax services. Although PMC is not required to seek stockholder ratification of this appointment, the Board believes it to be good corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons and reconsider the appointment. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, and will be available to respond to questions.

Fees Incurred by PMC for Deloitte & Touche LLP

The following table shows the fees paid or accrued by PMC for audit and other services provided by Deloitte & Touche LLP for fiscal years 2007 and 2006.

	2007	2006
Audit Fees(1)	$834,283	$702,129
Audit-Related Fees(2)	115,205	235,758
Tax Fees(3)	56,938	135,000
All Other Fees	—	—
Total	$1,006,426	$1,072,887

(1)	Audit fees billed by Deloitte & Touche LLP for examination of PMC’s annual financial statements, the audit of management’s assessment of internal control over financial reporting in 2007 and 2006, the audit of internal control over financial reporting and the review of those financial statements included in PMC’s quarterly reports on Form 10-Q and annual reports on Form 10-K.
(2)	Audit-related fees consisted of professional services in connection with consultations on financial accounting and reporting matters and accounting considerations related to PMC’s two acquisitions in 2006.
(3)	Fiscal 2007 tax fees included $45,000 for tax compliance and $11,938 for expatriate tax advice. Fiscal 2006 tax fees included $100,000 for tax compliance and $35,000 for expatriate tax advice. The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Pre-Approval Policy

The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee approves such services by Deloitte & Touche LLP on the basis that the services are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Deloitte & Touche LLP presents a fee proposal to the Audit Committee at mid-year for review. The approved fees determine the scope of their fiscal year services. Any audit or non-audit services outside that scope (whether service or amount) must be approved by the Audit Committee.

Recommendation

PMC’s Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte &Touche LLP as PMC’s independent auditors for the 2008 fiscal year.

Vote Required

The affirmative vote of a majority of the votes cast is required to confirm the appointment of Deloitte & Touche LLP as independent auditors of PMC for the 2008 fiscal year.

PROPOSAL NO. 3

APPROVAL OF 2008 EQUITY PLAN

We are asking our stockholders to vote on a proposal to approve the implementation of the 2008 Equity Plan (the 2008 Plan) effective as of January 1, 2009 (the Effective Date). The 2008 Plan was adopted by our Board on February 5, 2008, subject to stockholder approval at the 2008 Annual Meeting, and is intended to serve as a successor to the 1994 Incentive Stock Plan and the 2001 Stock Option Plan (the Predecessor Plans). Up to 30,000,000 shares of our common stock will initially be reserved for issuance under the 2008 Plan. Stockholder approval of the 2008 Plan will not affect any options or restricted stock units outstanding under the Predecessor Plans on the Effective Date. To the extent any of those options or restricted stock units subsequently terminate unexercised or prior to issuance of shares thereunder, the number of shares of common stock subject to those terminated options and restricted stock units will be added to the share reserve available for issuance under the 2008 Plan, up to an additional 15,000,000 shares. However, no further awards will be made under the Predecessor Plans following the Effective Date.

Equity incentive compensation programs play a pivotal role in our efforts to attract and retain key personnel essential to our long-term growth and financial success. Implementation of the 2008 Plan will ensure that we will have the continued ability to utilize equity awards. We have structured the 2008 Plan to provide us with more flexibility in designing equity incentive programs in an environment where a number of companies have moved from traditional option grants to other stock-based awards. Accordingly, with the 2008 Plan, we will have a broader array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals. We will continue to rely significantly on equity incentives because we believe that such incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees.

The principal terms and provisions of the 2008 Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2008 Plan and is qualified in its entirety by reference to the complete text of the 2008 Plan which is attached to this proxy statement as Exhibit A.

Awards. The 2008 Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards, restricted stock units and dividend equivalent rights.

Eligibility. Officers and employees, non-employee members of the Board as well as independent consultants and contractors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established), will be eligible to participate in the 2008 Plan. As of March 5, 2008, approximately 1,100 persons (including 8 executive officers) and 6 non-employee board members will be eligible to participate in the 2008 Plan.

Securities Subject to 2008 Plan. As of March 5, 2008, 28,054,339 shares were subject to outstanding options and restricted stock units under the Predecessor Plans and an additional 21,665,825 shares remained unallocated and available for future awards. On the Effective Date, the reserve under the 2008 Plan will consist of up to 30,000,000 shares of our common stock which will be comprised of up to 21,665,825 shares transferred from the unallocated share reserve under the Predecessor Plans plus an additional 8,334,175 shares approved on March 11, 2008 by the Compensation Committee under authority of the Board. To the extent any options or restricted stock units outstanding under the Predecessor Plans on the Effective Date subsequently terminate unexercised or prior to issuance of shares thereunder, the number of shares of common stock subject to those terminated options and restricted stock units will be added to the share reserve available for issuance under the 2008 Plan, up to an additional 15,000,000 shares.

We currently have two equity plans, the Passave, Inc. 2003 Israeli Share Option Plan and the Passave, Inc. 2005 U.S Stock Incentive Plan (“Passave Plans”) which have not been approved by our stockholders. We assumed these plans in connection with our acquisition of Passave, Inc. in May 2006. As of March 5, 2008, an aggregate of 1,067,932 shares are available for issuance under the Passave Plans. In accordance with NASDAQ’s listing standards, we may award equity grants under the Passave Plans without stockholder approval to employees other than individuals who were employees at the time of our acquisition of Passave, Inc. However, we have not made any equity grants under the Passave Plans and do not currently intend to make any grants in the future under these plans. In total, we have 30,169,785 shares subject to grants outstanding under the Predecessor Plans, the Passave Plans and the plans assumed through acquisition including 29,308,430 options at an average weighted price of $10.80 and an average term of 7.06 years. There are a total of 861,355 shares subject to full value grants outstanding under the Predecessor Plans, the Passave Plans and other plans assumed through acquisition.

No participant in the 2008 Plan may receive awards for more than 3,500,000 shares of our common stock in any single fiscal year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. However, the limit shall be 5,000,000 shares for the fiscal year in which the participant is initially hired, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this proposal will also constitute approval of the 3,500,000 and 5,000,000-share limitations for the purposes of Section 162(m) of the Internal Revenue Code (Section 162(m)). Accordingly, such limitations will ensure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the 2008 Plan will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m).

The shares of common stock issuable under the 2008 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to outstanding awards under the 2008 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2008 Plan. Any unvested shares issued under the 2008 Plan that are subsequently forfeited or that are cancelled, at a price not greater than the original issue price paid per share, will be added back to the number of shares reserved for issuance under the 2008 Plan and will accordingly be available for subsequent issuance. There are no net counting provisions. Accordingly, the following share counting procedures will apply in determining the number of shares of common stock available from time to time for issuance under the 2008 Plan:

•

The number of shares reserved for issuance under the 2008 Plan will be reduced by 1.6 shares for every share issued pursuant to restricted stock units or stock awards awarded under the 2008 Plan when those shares are issued for cash consideration per share equal to 100% of the fair market value of our common stock on the award date. To the extent that a share that is subject to an award that counts as 1.6 shares against the 2008 Plan’s share reserve is added back into the 2008 Plan upon expiration or termination of the award or repurchase or forfeiture of the shares, the number of shares of common stock available for issuance under the 2008 Plan will be credited with 1.6 shares.

•

Should the exercise price of an option be paid in shares of our common stock, then the number of shares reserved for issuance under the 2008 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

•

Should shares of common stock otherwise issuable under the 2008 Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or settlement of an award under the plan, then the number of shares of common stock available for issuance under the 2008 Plan will be reduced by the full number of shares that were issuable under the award, and not by the number of shares actually issued after any such share withholding.

•

Upon the exercise of any stock appreciation right granted under the 2008 Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

Administration. The Compensation Committee of our Board of Directors will have the authority to administer the 2008 Plan. However, the Compensation Committee may at any time appoint a secondary committee of one or more Board members or executive officers to have separate but concurrent authority to make awards under those programs to individuals other than executive officers and non-employee Board members.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee and any other committee, to the extent each such entity is acting within the scope of its administrative authority under the 2008 Plan.

The plan administrator has the discretion to select the eligible persons to whom awards are to be granted under the 2008 Plan and the terms and conditions of each award, including the number of shares of common stock underlying the award, the vesting schedule in effect for the award, the issuance schedule for the shares to be issued in settlement of the award, the maximum term of the award and the provisions for satisfying the applicable withholding taxes upon the exercise, vesting or settlement of the award.

Stock Options. The exercise price of stock options granted under the 2008 Plan may not be less than the fair market value of our common stock on the grant date, and no stock option may have a term in excess of ten years. The granted option will generally become exercisable in one or more installments over a specified period of service measured from the grant date or upon achievement of specified goals. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding.

Stock Appreciation Rights. A stock appreciation right granted under the 2008 Plan will allow the holder to exercise that right as to a specific number of shares of common stock and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the shares of common stock as to which the stock appreciation right is exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the stock appreciation right is granted, and the right may not have a term in excess of ten years. Tandem stock appreciation rights may also be granted in conjunction with options which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested shares of our common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. The distribution may be made in cash or in shares of our common stock. Upon cessation of service, the holder will have a limited period of time in which to exercise his or her outstanding stock appreciation rights to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding.

Stock Awards. The plan administrator may make stock awards for such consideration, as the plan administrator deems appropriate, including cash, securities or other property or services. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. In addition, restricted shares of common stock may be issued that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives. The plan administrator will determine the vesting schedule of those shares at the time of the award (including any performance-vesting requirements), the amount of consideration to be paid, if any, for the stock and the form in which such consideration may be paid. The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock. If the performance goals or service requirements established for the stock awards are not attained, the unvested shares will be cancelled. However, the plan administrator may waive the cancellation of any such shares.

Restricted Stock Units. A restricted stock unit awarded under the 2008 Plan will entitle the holder to receive the value of one share of our common stock upon the completion of a designated service period and/or the attainment of specified performance objectives as determined by the plan administrator. The cash or shares of common stock underlying the restricted stock units may be issued immediately upon vesting or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service. Outstanding restricted stock units will automatically terminate, and no cash or shares of our common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to accelerate the vesting of any of the restricted stock units and to issue cash or shares of our common stock in satisfaction of one or more outstanding awards as to which the designated performance goals or service requirements are not attained.

Dividend Equivalent Rights. Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the 2008 Plan. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our common stock), which is made per issued and outstanding share of common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution made per issued and outstanding share of our common stock or may be deferred to a later date. Payment may be made in cash or shares of our common stock.

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval: (i) the cancellation of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise or base price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in our equity securities, including restricted stock units covering shares of our common stock, or (iii) the direct reduction of the exercise or base price in effect for outstanding options or stock appreciation rights.

Grants to Non-Employee Board Member. We also use the 2008 Plan to help administer our compensation program for the non-employee members of our Board. Our Board has established automatic grant guidelines for the periodic award of stock option grants to the non-employee Board members in compensation for their service on our Board and Board committees. Those option grant guidelines are described under “Compensation of Non-Employee Directors” on page 31 below. Those stock option guidelines were initially approved and ratified by the Compensation Committee of our Board of Directors in December 2006; the Compensation Committee expects to review the automatic grant guidelines and recommend changes to our Board of Directors during 2008. Any other stock award to a non-employee Board member which is not made pursuant to a predetermined schedule must be approved by a committee of the Board comprised of two or more non-employee Board members, none of whom may be the recipient of the stock award in question.

Stock Awards—Predecessor Plans

The following table sets forth, as to our President and Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated officers (Named Executive Officers) and the other individuals and groups indicated, the number of shares of our common stock subject to option grants granted under the Predecessor Plans from January 1, 2007 through March 5, 2008, together with the weighted average exercise price per share in effect for such option grants.

Name and Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)
Robert L. Bailey(1)	0	0
Michael W. Zellner	345,000	6.48
Robert M. Liszt	180,000	5.31
Colin C. Harris	210,000	5.46
Alinka Flaminia	215,000	5.80
All current executive officers as a group (5 persons)	950,000	5.76

Directors:
Richard E. Belluzzo	34,000	7.57
James V. Diller, Sr.	34,000	7.57
Michael R. Farese(2)	24,000	7.68
Jonathan J. Judge	34,000	7.57
William H. Kurtz	34,000	7.57
Frank J. Marshall	34,000	7.57
All current non-employee directors as a group (6 persons)	194,000	7.59
All employees, including current officers who are not executive officers, as a group (approx. 1,100 persons)	6,193,264	5.84

(1)	Mr. Bailey was not awarded stock options during this period.
(2)	Mr. Farese did not receive a quarterly grant of 10,000 options on February 26, 2007 because he was awarded 40,000 options upon joining the Board in May 2006.

The following table sets forth, as to our Named Executive Officers and the other individuals and groups indicated, the number of shares of our common stock subject to restricted stock units granted under the Predecessor Plans from January 1, 2007 through March 5, 2008.

Name and Position	Number of Shares Subject to Direct Stock Award (#)
Robert L. Bailey(1)	0
Michael W. Zellner	56,666
Robert M. Liszt	13,333
Colin C. Harris	20,000
Alinka Flaminia(2)	0
All current executive officers as a group (5 persons)	89,999

Directors:
Richard E. Belluzzo	5,333
James V. Diller, Sr.	5,333
Michael R. Farese	5,333
Jonathan J. Judge	5,333
William H. Kurtz	5,333
Frank J. Marshall	5,333
All current non-employee directors as a group (6 persons)	31,998
All employees, including current officers who are not executive officers, as a group (approx. 1,100 persons)	827,899

(1)	Mr. Bailey was not awarded restricted stock units during this period.
(2)	Ms. Flaminia was not awarded restricted stock units because she joined the Company in January 2007 and her initial grant consisted solely of stock options. The equity component structure of options and restricted stock units was implemented subsequent to Ms. Flaminia’s start date.

New Plan Benefits

No awards will be made under the 2008 Plan at any time prior to stockholder approval of the 2008 Plan at the Annual Meeting. Vesting of awards to be granted under the 2008 Plan after the Effective Date, is intended at the present time to match vesting of option awards and restricted stock unit awards presently made under the Predecessor Plans as follows:

Options: A director’s initial option award upon joining the Board will vest 1/24th per month until fully vested after two years. The director’s annual option award will vest 1/12th per month until fully vested after one year. Option grants to employees and consultants will vest over four years at the rate of 25% for the first year and 1/48th of the total number of shares vest monthly thereafter.

Restricted Stock Units: Awards of restricted stock units to directors will vest entirely after one year. Awards of restricted stock units to executive officers will vest over a four year period with 50% vesting 24 months after the grant date and an additional 25% vesting each 12-month period thereafter. Awards of restricted stock units to all other employees and consultants will vest 25% per year over four years.

The Plan Administrator may change vesting terms as it deems appropriate.

Change in Control Acceleration. Stock options and stock appreciation rights outstanding under the 2008 Plan at the time of a change in control will be subject to one or more of the following methods of disposition: (i) the options and stock appreciation rights may be assumed or substituted by the surviving corporation, or (ii) the options or stock appreciation rights may terminate immediately after the consummation of the change in control, to the extent not previously exercised, subject to acceleration of some or all of the shares subject to the award, at the discretion of the plan administrator.

Any other awards outstanding under the 2008 Plan at the time of a change in control may be assumed by the successor corporation or such awards will terminate and any unvested shares will be forfeited, subject to the plan administrator’s discretion to vest such awards in part or in full.

A change in control will be deemed to occur for purposes of the 2008 Plan in the event (a) we are acquired by merger or asset sale, (b) any person becomes directly or indirectly the beneficial owner of securities possessing fifty percent (50%) or more of the total combined voting power of our outstanding securities, or (c) there is a change in the composition of the Board occurring within a two (2) year period as a result of which fewer than the majority of the directors are incumbent directors.

Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of our common stock by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, or any other increase or decrease in the number of issued shares of our common stock effected without our receipt of consideration, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2008 Plan, (ii) the maximum number and/or class of securities by which the share reserve may increase by reason of the expiration of options or restricted stock units without exercise or the issuance of shares under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted awards under the 2008 Plan per fiscal year, and (iv) the number and/or class of securities and the purchase price per share in effect for outstanding award. Such adjustments will be made in such manner as the plan administrator deems appropriate in order to preclude any dilution or enlargement of benefits under the 2008 Plan or the outstanding awards thereunder.

Valuation. The fair market value per share of our common stock on any relevant date under the 2008 Plan will be deemed to be equal to the closing selling price per share on that date on the NASDAQ Global Select Market. On March 5, 2008, the fair market value per share of our common stock determined on such basis was $4.92.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of our common stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2008 Plan so that those options will be transferable during the optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full stockholder rights with respect to any shares of common stock issued to him or her under the 2008 Plan, whether or not his or her interest in those shares is vested. A participant will not have any stockholder rights with respect to the shares of common stock subject to a restricted stock unit until the award vests and the shares of common stock are actually issued thereunder.

Payment of Withholding Taxes. The plan administrator may provide one or more holders of awards under the 2008 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our common stock in payment of such withholding tax liability. In addition, the plan administrator may structure an award under the 2008 Plan so that a portion of the shares of common stock otherwise issuable under those awards will automatically be withheld by us in satisfaction of the withholding taxes which become applicable in connection with the exercise, vesting or settlement of that award.

Amendment and Termination. Our Board of Directors may amend or modify the 2008 Plan at any time; provided, however, no amendments to the 2008 Plan will be made without the approval of our stockholders, if such approval is required by applicable law or regulation or the listing standards of the exchange or market on which our common stock is primarily traded. Unless sooner terminated by the PMC Board, the 2008 Plan will terminate on the earliest of (i) February 4, 2018, (ii) the date on which all shares available for issuance under the 2008 Plan have been issued as fully-vested shares, or (iii) the termination of all outstanding awards in connection with certain changes in control.

Equity Compensation Plan Information

The following table provides information as of December 30, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	24,301,782	$9.54	22,090,447	(2)
Equity compensation plans not approved by security holders(3)	3,881,078	$8.89	11,251,845
Balance at December 30, 2007	28,182,860	$9.44	33,342,292

(1)	Consists of the 1994 Incentive Stock Plan (the 1994 Plan) and the 1991 Employee Stock Purchase Plan (the 1991 Plan).
(2)	Includes 13,940,507 shares available for issuance in the 1994 Plan and 8,149,940 shares available for issuance in the 1991 Plan.
(3)	Consists of the 2001 Stock Option Plan (the 2001 Plan), which was created to replace a number of stock option plans assumed by us in connection with mergers and acquisitions we completed prior to 2001. The number of options that may be granted under the 2001 Plan equals (i) the number of shares reserved under the assumed stock option plans that were not subject to outstanding or exercised options plus (ii) the number of options that were outstanding at the time the plans were assumed but that have subsequently been cancelled plus (iii) 10 million shares that were added to the plan in 2003. Also includes Passave Inc. 2003 Israeli Option Plan (the 2003 Plan) and the Passave, Inc 2005 U.S. Stock Incentive Plan (the 2005 Plan), which were assumed through the Passave, Inc. acquisition.

In accordance with the term of the 1991 Plan, on January 1, 2008 an additional 2,000,000 options were automatically available for issuance under such plan.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to PMC and the participants who receive awards under the 2008 Plan.

Option Grants. Options granted under the 2008 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code of 1986 as amended (the Code) or nonstatutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Nonstatutory Options. No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Awards. The recipient of vested shares will recognize taxable income at the time of issuance of the shares in an amount equal to the fair market value of the shares on the issuance date (less any cash consideration paid for those shares) subject to applicable tax withholding. The recipient of unvested shares of common stock issued under the 2008 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the issued shares. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Stock Units. No taxable income is recognized upon receipt of restricted stock units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation. We anticipate that any compensation deemed paid by us in connection with the exercise of nonstatutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2008 Plan will remain deductible by us without limitation under Section 162(m). However, any compensation deemed paid by us in connection with other awards under the 2008 Plan will be subject to the $1,000,000 limitation.

Accounting Treatment. The accounting principles applicable to awards made under the 2008 Plan may be summarized in general terms as follows:

Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS 123R, we will be required to expense all share-based payments, including grants of options, stock appreciation rights, stock, restricted stock units and dividend equivalent rights under the 2008 Plan. Accordingly, options and stock appreciation rights which are granted to our employees and non-employee Board members and payable in shares of our common stock will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will then have to be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. For shares issuable upon the vesting of restricted stock units awarded under the 2008 Plan, we will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Dividends or dividend equivalents paid on the portion of an award that vests will be charged against our retained earnings. If the award holder is not required to return the dividends or dividend equivalents if they forfeit their awards, dividends or dividend equivalents paid on instruments that do not vest will be recognized by us as additional compensation cost.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the Proposal No. 3 is required for approval of the 2008 Plan. Should such approval not be obtained, then the 2008 Plan will not be implemented. However, the Predecessor Plans will continue in full force and effect, and awards may continue to be made under the Predecessor Plans until their specified expiration dates (if any) or until the available share reserve has been issued.

Recommendation

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders will vote the shares represented thereby FOR the approval of the implementation of the 2008 Plan as provided in Proposal No. 3.

PROPOSAL 4—STOCKHOLDER PROPOSAL REGARDING PERFORMANCE-BASED STOCK OPTIONS

We received notice that a stockholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board of Directors accept responsibility, are presented below. The proposal was submitted by William C. Thompson, Jr. Comptroller, City of New York, on behalf the Boards of Trustees of the New York City Pension Funds (the Pension Funds), 1 Centre Street, Room 736, New York, New York 10007-2341 (the Pension Funds owned an aggregate of 552,460 shares of PMC common stock on October 29, 2007).

The stockholder proposal and the supporting statement read as follows:

“RESOLVED: That the shareholders of PMC-Sierra, Inc. (the “Company”) request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives, as part of their compensation package, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1) Performance Vesting Stock Options—grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2) Index Options—grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(3) Performance Accelerated Stock Options—grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

Supporting Statement

Institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options which are granted as part of executive compensation packages are linked to goals of long-term growth and superior performance.

PMC-Sierra, Inc. executive compensation received an F grade for 2007 and a D grade in 2004-2006 from Glass Lewis & Co, a proxy service provider. According to Glass Lewis’ 2007 proxy report, “The Company paid: more compensation to its top officers (as disclosed by the Company) than the median compensation for 47 similarly sized companies, with an average enterprise value of $1 billion; more than a sector group of 49 large information technology companies with enterprise values ranging from $1.2 billion to $1.8 billion; and more than a sub-industry group of 11 semiconductors companies. The CEO was paid above the median CEO in these peer groups. Overall, the Company paid more than its peers, but performed worse than its peers.

For these reasons, we urge shareholders to vote FOR this proposal.”

The Board of Directors’ Statement in Opposition to Proposal 4

The Board recommends a vote AGAINST Proposal 4 because performance-based options as proposed by the Pension Funds are unnecessary given that PMC’s current compensation program offers long-term and short-term incentives that address market, operational and individual performance that align participants’ interests with those of our stockholders.

In 2006, PMC undertook a thorough review of its compensation program and designed a program that best balances the target-based pay-for-performance of stock options and bonuses with the retention features of time-based restricted stock units. The adopted compensation program was based on an extensive study of industry practices backed by well-respected independent compensation experts.

By their very nature, stock options compensate for performance because they provide no realizable value to the option holder unless and until the stock price increases above the grant price (the market price of our common stock on the date of grant).

While restricted stock units have intrinsic value as soon as time vested, that value depends upon the market performance of the Company’s stock. The market must go up after the restricted stock units are exchanged for shares for the individual to reap any gain. The Compensation Committee of the Board of Directors views restricted stock units as a critical retention tool of executives given that market forces have depressed the Company’s stock despite continuous improvement in financial results in recent years.

Moreover, because the Company’s grants are only made upon hire, promotion, special recognition/award, or in connection with the executive’s annual performance evaluation, all post-hire grants reflect the individual’s performance and reward based on the financial performance of the Company.

The Company’s short-term incentive program rewards for operational performance with semi-annual cash bonuses provided that the Company meets earnings targets set at the beginning of the year. The Company paid only partial bonuses in 2005 and 2006. Bonuses were paid in 2007 for achievement of about 97% percent of the annual target.

The Pension Funds’ proposal relies principally on a 2007 report published by shareholder services firm Glass Lewis & Co. (Glass Lewis) and its grading of PMC with an “F” in executive compensation. The executive compensation data in Glass Lewis’s 2007 report, however, differs from the data in the Company’s 2007 proxy statement. Thus, understanding the report presents a classic case of comparing “apples and oranges.” Glass Lewis refused to discuss the report with Company representatives and, according to a spokesperson for the Pension Funds, Glass Lewis would not provide the Pension Funds with the specific information needed to decipher and explain the discrepancies between the Glass Lewis report and the Company’s disclosures.

We did learn through our compensation experts that the discrepancies in the Glass Lewis data may be the result of the use by Glass Lewis of a proprietary method to calculate the value of stock options, which proprietary method may result in a higher valuation of stock options especially for stocks with higher price volatility when compared to less volatile peers. PMC uses the binomial lattice method for reporting stock-based compensation expense under FAS 123R. Given that Glass Lewis will not disclose its valuation methodology so that its data can be reconciled with PMC’s SEC disclosures, PMC recommends that stockholders rely on the information regarding executive compensation published in the proxy statements of PMC and its peers and not the information published by Glass Lewis. (See the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement.)

The Glass Lewis report also rates PMC poorly because of PMC’s restatement in 2006 due to its use of incorrect accounting measurement dates for stock option grants which, after a summary of the Company’s related disclosures, the Glass Lewis report then wrongfully characterizes as “backdating.” The Audit Committee of the Board of Directors, assisted by outside counsel retained by the Audit Committee, conducted an independent review of PMC’s stock option dating practices and concluded that while PMC used incorrect accounting measurement dates for certain stock option grants awarded primarily during the years 1998-2001, those errors were not the product of any deliberate misconduct by PMC’s executives, staff, or members of its Board of Directors. As disclosed by Form 8-K on October 26, 2007 and further disclosed in PMC’s Annual Report on Form 10-K filed February 22, 2008, the SEC terminated its investigation into PMC’s option dating practices and did not recommend any enforcement action.

Despite its resolve that PMC’s current program achieves pay-for-performance objectives, the Compensation Committee recently requested that management study performance-based restricted stock units to determine whether these would further strengthen PMC’s pay-for-performance practices. This study will be completed and reported to the Compensation Committee in the fourth quarter of 2008. Although the Pension Funds were advised of the initiative to study performance-based restricted stock units, the Pension Funds refused to withdraw the proposal without an absolute commitment to adopt performance-based restricted stock units. The Board of Directors believes it would be imprudent to adopt any new compensation component without appropriate benchmarking and study to ensure alignment with PMC’s compensation objectives and industry practices.

PMC researched the results of shareholder initiated performance-based option proposals since 2005 and learned that such proposals have been voted on 92 times, failed 86 times and passed 6 times.

The Compensation Committee, comprised of independent directors, is the governing body best suited to formulate executive compensation principles and practices that reflect the interests of stockholders, while retaining the ability to address the needs of our business. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, competitive compensation practices of other companies, changing economic and industry conditions, evolving governance trends and accounting requirements and tax laws. PMC’s Board believes that the Compensation Committee should continue to have the flexibility to structure our executive compensation programs using a variety of incentives and performance-based arrangements that balance these influences so that the Company can attract and retain executives of outstanding ability and motivate them to achieve superior performance.

For the reasons cited above, the Board believes adoption of Proposal 4 is unnecessary because the current approach to long-term incentives already effectively aligns the interests of executives with those of our stockholders and maintains the flexibility needed to continue to attract and retain qualified executives.

Vote Required. If properly presented at the Annual Meeting, approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares of common stock cast on the proposal in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Recommendation

The Board of Directors recommends a vote AGAINST this Proposal. Unless otherwise instructed, the proxy holders will vote the shares represented thereby AGAINST the implementation of performance-based options as provided in this Proposal No. 4.

BOARD STRUCTURE

Board Independence

The Board has determined that all of the nominees, except Mr. Bailey, satisfy the definition of independent director as established in the NASDAQ Stock Market listing standards. The Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in the NASDAQ Stock Market listing standards.

Meetings

During the 2007 fiscal year, the Board held six meetings. Each of our directors attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of PMC stockholders. All directors attended the last annual meeting of stockholders either in person or by telephone.

Lead Independent Director

Mr. Marshall has been the Board’s Lead Independent Director since May 2005. The Lead Independent Director has the following responsibilities:

•	authority to call meetings of the independent directors;

•	lead meetings of the independent directors in which the Chairman does not participate;

•	act as a liaison between the independent directors and the Chairman;

•	review agendas for Board meetings in consultation with the Chairman;

•	receive communications from stockholders in accordance with the procedures specified in this proxy statement for communications with the Board; and

•	be available for consultation with stockholders to the extent determined by the independent directors.

The Board believes that these responsibilities are substantially equal to the functions performed by an independent Chairman of the Board.

Audit Committee

The Audit Committee consists of Mr. Belluzzo, Mr. Judge and Mr. Kurtz (who serves as Chair) and held seven formal meetings in fiscal 2007. The Board has determined that Mr. Kurtz is qualified as an “audit committee financial expert” in accordance with SEC rules and that all of the Audit Committee members are financially literate in accordance with SEC rules. The Audit Committee appoints, compensates and oversees the independent auditors. The Audit Committee approves the independent auditors’ fees and pre-approves any audit and non-audit services to be provided by the independent auditors. The Audit Committee also monitors the independence of the auditors.

The Audit Committee meets with PMC’s independent auditors and senior management to review the general scope of PMC’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit. The Audit Committee also meets with the independent auditors without management present.

The Audit Committee has authority to review and approve any proposed transactions between PMC and its officers and directors, or their affiliates. The Audit Committee also constitutes PMC’s Qualified Legal Compliance Committee to review any reports from PMC’s legal counsel of material violations of laws. A copy of the Audit Committee charter is available at: http://www.pmc-sierra.com/charter/audit.

Compensation Committee

The Compensation Committee currently consists of Mr. Farese and Mr. Judge (who serves as Chair) and held six formal meetings in fiscal 2007. The Compensation Committee reviews and approves PMC’s compensation policies, plans and programs, including the compensation of and employment agreements with its executive officers and annually evaluates compensation for members of the Board. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee serves as the plan administrator of PMC’s equity incentive plans and oversees administration of its benefit programs. A copy of the Compensation Committee charter is available at: http://www.pmc-sierra.com/charter/compensation.

In fiscal 2007, the Compensation Committee hired an independent compensation consultant, Compensia, Inc., to advise the Compensation Committee directly, and to review the compensation approach and data used by management’s consultant, Watson Wyatt Worldwide, Inc. Compensia, Inc. assisted the Compensation Committee in its independent evaluation of executive officer and director compensation. The Compensation Committee targets the overall value of executive officer and director compensation to the median of comparable US semiconductor companies and companies with whom PMC competes for services of qualified individuals. The Compensation Committee determines executive officer compensation and recommends any proposed changes in director compensation to the full Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the NCGC) currently consists of Mr. Farese and Mr. Marshall. As Lead Independent Director, Mr. Marshall functionally serves as the Chair of the NCGC. The NCGC held three meetings in fiscal 2007. The NCGC makes recommendations to the entire Board as to the size and composition of the Board and its committees. The NCGC determines criteria for Board and committee membership, reviews and approves, if appropriate, conflicts of interest of directors and officers, and monitors PMC’s corporate governance. The NCGC supervises an annual Board assessment of the Board’s own performance. Changes have been made to the Board’s process as a result of the Board’s self-assessment. The NCGC informally evaluates the performance of individual directors as part of the annual nomination process. A copy of the NCGC charter is available at: http://www.pmc-sierra.com/charter/nominatingcorpgovernance.

Consideration of Director Nominees

The NCGC selects nominees for annual election by the stockholders by first evaluating the Board which would result from re-electing directors willing to continue serving on the Board. If the NCGC wants to consider additional candidates, the directors and senior management suggest potential nominees. In the past, PMC has also paid third party search firms to identify, screen and assist in recruiting potential nominees based on criteria provided by PMC. The NCGC, other Board members and senior management then meet with each candidate so that the NCGC has broad input in evaluating each candidate. The NCGC also confirms the candidate’s independence under SEC and NASDAQ rules. This consideration of director nominees may also occur between annual meetings if the NCGC determines that PMC would benefit from additional directors. The NCGC did not find it necessary to nominate additional directors for consideration at the Annual Meeting.

The NCGC believes that in addition to factors such as the candidate’s integrity, judgment and reputation, PMC’s Board benefits from directors who share the following qualities or skills:

•	Independence from management (not applicable to Robert L. Bailey);

•	Extensive business and industry experience, particularly in the technology sector;

•	Experience as an executive officer of a publicly traded corporation;

•	Experience as a director of a publicly traded corporation;

•	Knowledge about the industries in which PMC’s end user customers participate, or the markets which those customers serve;

•	Absence of potential conflicts of interest; and

•	Available time for service as a PMC director in light of the candidate’s other business and professional commitments.

The NCGC has no specific, minimum qualifications that it believes must be met for a position on PMC’s Board other than the financial expertise of potential Audit Committee members and whether at least one Audit Committee member qualifies as an “audit committee financial expert.”

The NCGC will consider, through the process described above, director candidates recommended by stockholders. To recommend a candidate, stockholders should submit to PMC’s Chief Executive Officer, who will provide it to the NCGC, an analysis of the candidate’s independence and the factors listed above, and a description of any relationship between the stockholder and candidate. To be considered for the 2009 annual meeting, suggestions meeting these criteria must be received before November 20, 2008.

Corporate Governance

PMC has adopted Corporate Governance Guidelines (the Governance Guidelines) that outline, among other matters, the role and functions of the Board, Board composition, compensation and administration. The Governance Guidelines are available, along with other important corporate governance materials, on our website at http://www.pmc-sierra.com/governanceguidelines.

The Governance Guidelines provide, among other things, that:

•

the Board will exercise its business judgment to direct management in the best interests of stockholders of PMC. The Board may also consider the interests of the Company’s employees, customers, suppliers and creditors;

•	a majority of the directors must qualify as independent directors under all applicable regulations, including SEC and NASDAQ rules;

•	while the Chief Executive Officer is Chairman, the Board shall appoint a Lead Independent Director from among the independent directors;

•	at least four times annually, the independent directors will meet in executive session without the Chief Executive Officer or other members of management present;

•	the Board performs an annual effectiveness self-evaluation of the Board and its committees;

•	directors and executive officers are required to attain and maintain specified ownership levels of PMC’s common stock;

•	directors who are engaged in full-time employment as an executive of a publicly traded company should serve on the Boards of not more than four publicly traded companies, including PMC’s Board;

•

directors shall notify the NCGC of any principal job change and the NCGC will make a recommendation to the Board as to whether that director shall be re-elected at the next annual meeting or, possibly, resign;

•	the Board does not believe it should limit the number of terms for which an individual may serve as a director; and

•	as a general policy, a director will not be nominated for reelection at the annual meeting following the director’s 75th birthday.

Because the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines from time to time, as appropriate.

Communications with the Board

Any stockholder who desires to contact our Lead Independent Director or other members of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, PMC-Sierra, Inc., 3975 Freedom Circle, Suite 100, Santa Clara, California 95054. Communications received in writing are reviewed internally by management and then distributed to the Lead Independent Director or other members of the Board as appropriate.

Code of Business Conduct and Ethics

PMC has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our President and Chief Executive Officer, our Chief Financial Officer, and our principal accounting officers. A copy of the Code of Business Conduct and Ethics is available at http://www.pmc-sierra.com/code-of-ethics.

EXECUTIVE OFFICERS

The following information about our executive officers is as of March 5, 2007.

Name of Officer	Age	Position
Robert L. Bailey	50	President, Chief Executive Officer and Chairman of the Board
Ra’ed O. Elmurib	48	Vice President, General Manager
Alinka Flaminia	46	Vice President, General Counsel and Secretary
Colin C. Harris	50	Vice President, Chief Operating Officer
Robert M. Liszt	51	Vice President, Worldwide Sales
Mark C. Stibitz	49	Vice President, General Manager
Victor Vaisleib	42	Vice President, General Manager
Michael W. Zellner	52	Vice President, Chief Financial Officer

Mr. Bailey has served as PMC’s President and Chief Executive Officer since July 1997. He has been Chairman of the Board of Directors since May 2005 and was also Chairman from February 2000 until February 2003. Mr. Bailey has been a director of PMC since October 1996. In October 2007, PMC announced that Mr. Bailey intends to retire from the positions of President and Chief Executive Officer at such time that his replacement has been appointed. Mr. Bailey will continue as Chairman of the Board, subject his reelection at the Annual Meeting. Mr. Bailey has served as President, Chief Executive Officer and director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary, since December 1993. Mr. Bailey was employed by AT&T Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management from June 1979 to August 1989.

Mr. Elmurib has served as Vice President, General Manager of the Microprocessor Products Division since December 2006. Mr. Elmurib also oversees corporate business development and is responsible for strategic investments, partnerships, and acquisitions at PMC. Previously, Mr. Elmurib was the Director of Sales for Asia Pacific and the Western U.S. where he oversaw the sales activities and managed the direct and channel sales force. Mr. Elmurib joined PMC in 2000 as a Regional Sales Manager for the South West region. Prior to joining PMC, Mr. Elmurib was the President of Unitec Sales, a manufacturer representative organization, and held various sales management positions at STMicroelectronics N.V.

Ms. Flaminia has served as Vice President and General Counsel since January 2007 and was appointed Secretary in February 2007. Ms. Flaminia was Senior Counsel at Xilinx, Inc. from March 2001 through 2006 where she provided legal services to the finance and corporate services, sales, marketing and human resources organizations worldwide. Previously, Ms. Flaminia was employed by McAfee, Inc. (formerly known as Network Associates, Inc.) from December 1999 to March 2001 and was a Director of Legal Affairs in her last position held. From 1990 to November 1999, Ms. Flaminia was in private practice.

Mr. Harris has served as Vice President, Chief Operating Officer since April 2007. Prior to this appointment, he served as Vice President of Worldwide Operations at PMC from July 2004 and Vice President of IC Technology from June 2001 to July 2003. In 1992, he became PMC’s Director of Operations and subsequently Director of Quality Assurance. Prior to joining PMC in 1989 as Operations Manager, Mr. Harris was employed by Mitel Networks Corporation.

Mr. Liszt became PMC’s Vice President of Worldwide Sales in March 2006. He was Vice President, Global Sales at Agere Systems, Inc. (now known as LSI Logic Corporation) from November 2005 to February 2006 and Vice President, North American Sales from May 2002 until November 2005. He was Vice President Components Division at NEC Electronics Corporation in 2001, Vice President, North American Sales from June 1999 to January 2001 and Vice President of Geographic Sales from September 1998 to May 1999. From 1982 to 1998, he held sales management positions with Hitachi America Semiconductor.

Mr. Stibitz has served as Vice President and General Manager of PMC’s Enterprise Storage Division since December 2001. He was a Vice President and General Manager at Agere Systems, Inc. (formerly Lucent Technologies Microelectronics Group) from September 1996 to December 2001. Prior to that, Mr. Stibitz was the ASIC Product Line Director at AT&T Microelectronics and a member of AT&T Bell Labs technical staff for fifteen years.

Mr. Vaisleib has served as the Vice President and General Manager of the Fiber to the Home division since that business was acquired from Passave, Inc. in May 2006. Mr. Vaisleib was Chief Executive Officer and co-founder of Passave, Inc. Mr. Vaisleib’s experience includes a 15-year career at the Electronic Research Department, a top research and development unit of the Israel Defense Forces, where he held various research and development and management positions.

Mr. Zellner has served as Vice President, Chief Financial Officer since March 2007. Mr. Zellner was Senior Vice President of Finance and Administration, Chief Financial Officer at Wind River Systems, Inc. from October 2000 through February 2007, where he was responsible for all finance and administration functions as well as information technology, legal and real estate. Mr. Zellner was employed by Applied Materials, Inc. from July 1990 to October 2000 where he held a variety of management positions, the last of which was Senior Director of Finance, Transistor Capacitor and Gate Division. Mr. Zellner worked at UNISYS Corporation from 1978 to 1990.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 30, 2007, concerning:

•	beneficial ownership of PMC’s common stock by all persons known to PMC to be the beneficial owners of 5% or more of PMC’s common stock;

•	beneficial ownership of PMC’s common stock by all directors, nominees and Named Executive Officers; and

•	beneficial ownership of PMC’s common stock by all directors and executive officers as a group.

Under the rules of the SEC, “beneficial ownership” includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of February 28, 2008 (60 days after December 30, 2007), through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. This information is not indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address of each of the individuals named below is c/o PMC-Sierra, Inc., 3975 Freedom Circle, Suite 100, Santa Clara, California 95054.

Name	Number of Shares	Approximate Percentage Ownership
T. Rowe Price Associates, Inc(1)	26,366,033	12.06%
FMR Corp(2)	19,466,359	8.90%
Waddell & Reed Investment Management Company(3)	15,754,150	7.21%
Robert L. Bailey(4)	4,081,467	1.84%
James V. Diller, Sr.(5)	2,470,866	1.13%
Colin C. Harris(6)	535,524	*
Frank J. Marshall(7)	450,163	*
William H. Kurtz(8)	182,871	*
Richard E. Belluzzo(9)	172,871	*
Jonathan J. Judge(10)	132,871	*
Robert M. Liszt(11)	121,145	*
Michael W. Zellner(12)	56,666	*
Michael R. Farese(13)	56,333	*
Alinka Flaminia(14)	33,822	*
All directors and executive officers as a group (15 persons)(15)	9,650,938	4.29%

*	Less than 1%.
(1)	Based solely on information reported by T. Rowe Price Associates (T. Rowe Price) on a Schedule 13G/A filed with the SEC on February 12, 2008. T. Rowe Price has sole investment power with respect to all of such shares, sole voting authority with respect to 4,970,500 shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202. The beneficial ownership is of December 31, 2007.
(2)	Based solely on information reported by FMR LLC (FMR) on a Schedule 13G/A filed with the SEC on February 14, 2008. FMR has sole investment power with respect to all of such shares, sole voting authority over none of the shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. Includes 19,447,859 shares beneficially owned by Edward C. Johnson 3d and Fidelity Management & Research Company, an affiliate of FMR. The beneficial ownership is of December 31, 2007.
(3)

Based solely on information reported by Waddell & Reed Financial, Inc. (Waddell) and certain related entities on a Schedule 13G filed with the SEC on February 1, 2008. Waddell indirectly holds investment power with respect to all of the shares, indirectly holds sole voting power with respect to all of the shares, shared voting power over none of the shares, and shared investment power over none of the shares. Waddell’s subsidiaries, Waddell & Reed Financial Services, Inc. and Waddell & Reed, Inc. indirectly hold sole investment power with respect to 13,043,800 of the shares, indirectly hold sole voting power with respect to 13,043,800 of the shares, shared voting power over none of the shares and shared investment power over none of these shares. Waddell & Reed Investment Management Co., a wholly-owned indirect subsidiary of Waddell, holds direct investment power with respect to 13,043,800 of the shares, direct voting power with respect to 13,043,800 of the shares, shared voting power over none of the shares and shared investment power over none of these shares. Ivy Investment Management Company, a direct subsidiary of Waddell, directly holds sole investment power with respect to 2,710,350 of the shares, directly holds sole voting power with respect to 2,710,350 of the shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of Waddell is 6300 Lamar Avenue, Overland Park, KS 66202. The beneficial ownership is of December 31, 2007.

(4)	Includes 16,889 shares held jointly by Robert L. Bailey and Merry L. Bailey. Includes 3,129,583 shares subject to options exercisable within 60 days after December 30, 2007, 3,197 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 30, 2007. Includes 931,798 shares issuable upon redemption of PMC-Sierra, Ltd. Special Shares.
(5)	Includes 410,645 shares held jointly by James V. Diller, Sr. and June P. Diller, Trustees of the James V. Diller and June P. Diller Trust UA 07/20/77, includes 295,543 shares subject to options exercisable within 60 days after December 30, 2007, 882,339, shares held by the James Diller Annuity Trust (GRAT) and 882,339 shares held by his wife’s separate annuity trust, the June Diller Annuity Trust (GRAT). Voting and investment control of the shares held by the James Diller and June P. Diller Trust UA 07/20/77 is held by James V. Diller, Sr. and June P. Diller. Voting and investment control of the shares held by the James Diller Annuity Trust (GRAT) is held by James V. Diller, Sr. Voting and investment control of the shares held by the June Diller Annuity Trust (GRAT) is held by James V. Diller, Sr.
(6)	Includes 478,578 shares subject to options exercisable within 60 days after December 30, 2007 and 3,972 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 30, 2007. Includes 20,412 shares issuable upon redemption of PMC-Sierra, Ltd. Special Shares held by Mr. Harris’ spouse and three children.
(7)	Includes 282,538 shares subject to options exercisable within 60 days after December 30, 2007. Includes 123,328 shares held by Timark, L.P. Mr. Marshall is a General Partner of Timark, L.P. and disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Marshall has voting and investment control over the shares held by Timark, L.P.
(8)	Includes 177,538 shares subject to options exercisable within 60 days after December 30, 2007.
(9)	Includes 167,538 shares subject to options exercisable within 60 days after December 30, 2007.
(10)	Includes 127,538 shares subject to options exercisable within 60 days after December 30, 2007.
(11)	Includes 107,812 shares subject to options exercisable within 60 days after December 30, 2007.
(12)	Mr. Zellner was granted stock options on April 3, 2007 and there are no shares subject to options exercisable within 60 days after December 30, 2007.
(13)	Includes 51,000 shares subject to options exercisable within 60 days after December 30, 2007.
(14)	Includes 31,250 shares subject to options exercisable within 60 days after December 30, 2007 and 1,534 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 30, 2007.
(15)	Includes 6,111,013 shares subject to options exercisable within 60 days after December 30, 2007 and 11,772 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 30, 2007 held by the current executive officers and directors listed above and three executive officers not listed above. Includes 952,210 shares issuable upon redemption of PMC-Sierra, Ltd. Special Shares held by two executive officers listed above. Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian subsidiary, are redeemable or exchangeable for shares of PMC common stock. See notes (4) and (6) above.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

Retainer, Meeting Fees and Equity Compensation

During fiscal 2007, the director fees included the following: $25,000 annual retainer, $3,000 annual fee per committee, $25,000 annual fee for the Audit Committee Chairperson, $10,000 annual fee for the Compensation Committee Chairperson, and $15,000 fee for the Lead Independent Director. Committee chairpersons do not receive the $3,000 annual fee per committee. Each director received $1,000 payment for each meeting attended. Following reelection to the Board in fiscal 2007, each director received a grant of 24,000 stock options and 5,333 restricted stock units. The grant dates of the equity awards for fiscal 2007 were as follows: May 25, 2007 for restricted stock units and June 5, 2007 for stock options.

On February 1, 2007, the Board approved an increase from $15,000 to $25,000 in the fee to be paid to the Chairperson of the Audit Committee and instituted an annual fee of $10,000 to the Chairperson of the Compensation Committee. Furthermore, the Board amended the equity compensation structure for each director in order to align it with the Company’s current executive equity compensation structure. As a result, in fiscal 2008, each director will receive an automatic equity award consisting of a combination of an option to purchase 24,000 shares and 5,333 restricted stock units, to be granted subsequent to the Annual Meeting in accordance with PMC’s established grant practices. The stock awards will vest over a one-year period. Each director is required to own at least $50,000 of PMC’s common stock by the fifth anniversary of the date of his or her first restricted stock unit award.

Compensation Item	2007		2008
Annual Retainer(1)	$25,000		$25,000
Per meeting payment	$1,000		$1,000
Initial Stock Option	40,000	shares(2)	40,000	shares(2)
Annual Stock Option	24,000	shares(3)	24,000	shares(3)
Annual Restricted Stock Unit Award(1)	5,333	units(3)	5,333	units(3)
Annual Fee for Audit Committee Chair(1)	$25,000		$25,000
Annual Fee for Compensation Committee Chair	$10,000		$10,000
Annual Fee for Lead Independent Director (Independent Board Chair)(1)	$15,000		$15,000
Annual Fee for each committee member except Audit Committee Chair and Compensation Committee Chair(1)	$3,000		$3,000

(1)	Directors may elect annually not to receive the cash payment and instead to receive: a) a fully vested option, exercisable at fair market value on the date of grant, to purchase a number of shares equal to three times the cash payment times 60%, divided by the per share market value on the date of grant; and b) a fully vested restricted stock unit award entitling the director to receive a number of shares equal to three times the cash payment, times 40%, divided by three, divided by the per share market value on the date of grant.
(2)	Directors receive a stock option to purchase 40,000 shares upon joining the Board. This stock option vests 1/24 per month over two years, and has an exercise price equal to the fair market value of the stock on the date of grant.
(3)

Each Board member received one grant of stock options to purchase 24,000 shares and one grant of 5,333 restricted stock units in accordance with PMC’s established practices. Stock options are unvested on their grant date and have an exercise price equal to the fair market value of the common stock on the grant date. Restricted stock units will be exchanged at the fair market value of the common stock according to the vesting schedule. The directors’ annual grant of options will vest 1/12th per month until they are fully vested after one year and the annual grant of restricted stock units will vest entirely after one year.

The Compensation Committee plans to make recommendations to the Board to modify director compensation during 2008.

The following tables set forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the chief executive officer for the fiscal year ended December 30, 2007.

Director Compensation

for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(3)		All Other Compensation ($)		Total ($)
Richard E. Belluzzo	39,000	21,244	(2)	92,127	(4)			152,371
James V. Diller, Sr.	37,000	21,244	(2)	92,127	(4)	12,148	(6)	162,519
Michael R. Farese	46,000	21,244	(2)	63,059	(5)			130,303
Jonathan J. Judge	57,000	21,244	(2)	92,127	(4)			170,371
William H. Kurtz	63,000	21,244	(2)	92,127	(4)			176,371
Frank J. Marshall	52,000	21,244	(2)	92,127	(4)			165,371

(1)	The stock awards granted to the directors were in the form of restricted stock units. Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized for stock awards in fiscal 2007 for financial reporting purposes.
(2)	The amount indicated reflects the compensation costs recognized in fiscal 2007 for restricted stock units granted with the following fair value as of the grant date: 5,333 restricted stock units were granted on May 25, 2007 with a fair value of $40,104.
(3)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized for option awards in fiscal 2007 for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock-based compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2007, filed with the SEC on February 22, 2008.
(4)	Reflects the compensation costs recognized in fiscal 2007 for stock option grants with the following fair values as of the grant date: 10,000 options were granted on February 26, 2007 with a fair value of $ 44,300 and 24,000 options were granted on June 5, 2007 with a fair value of $112,080. As at December 30, 2007, Mr. Belluzzo had an aggregate of 184,000 options outstanding, Mr. Diller had an aggregate of 312,005 options outstanding, Mr. Judge had an aggregate of 144,000 options outstanding, Mr. Kurtz had an aggregate of 194,000 options outstanding, and Mr. Marshall had an aggregate of 299,000 options outstanding.
(5)	Reflects the compensation costs recognized in fiscal 2007 for stock option grants with the following fair values as of the grant date: 24,000 options were granted on June 5, 2007 with a fair value of $ 112,080. As at December 30, 2007, Mr. Farese had an aggregate of 64,000 options outstanding.
(6)	From the time of Mr. Diller’s resignation from the position of Chief Executive Officer of PMC in 1997, he and his spouse have received Company-sponsored medical, dental and vision insurance. The Company has agreed to pay these annual health insurance premiums for Mr. Diller’s lifetime.

Compensation of Employee Directors

As an executive officer of PMC, Mr. Bailey, the Chairman of the Board, received in fiscal 2007 a base salary, options, an incentive bonus and other cash compensation paid as an executive officer, which are detailed in the Summary Compensation Table at page 42. Mr. Bailey did not receive any retainer or meeting fees paid to non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

PMC’s compensation program is overseen and administered by the Compensation Committee (the Committee), which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Committee’s goal is to ensure that the total compensation paid to PMC’s executive officers is fair, reasonable and competitive. The Committee operates under a written charter adopted by our Board. A copy of the charter is available at: http://www.pmc-sierra.com/charter/compensation. Generally, the compensation and benefits provided to the Named Executive Officers, as defined in the Summary Compensation Table, are similar to those provided to PMC’s other executive officers.

Compensation Philosophy and Objectives

Under the Committee’s supervision, in fiscal 2007, PMC implemented a compensation program that:

•	directly and substantially linked rewards to measurable corporate performance;

•

were sufficiently flexible to enable PMC to continue to attract, motivate and retain executives in a highly cyclical business environment and to support PMC in achieving its strategic business objectives;

•	incentivized executives in all stages of the cyclical economy of the semiconductor industry;

•	minimized dilution by providing a mix of equity incentives within Committee approved guidelines; and

•	provided competitive compensation with opportunity for above-market pay tied to above-target performance.

The reason we have chosen these objectives is to reward performance and strike a balance between employee retention and stockholder return.

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the total compensation for all of PMC’s executive officers. In 2007, under the Committee’s supervision, management engaged a compensation consultant to analyze each officer’s compensation and to provide peer company data for comparison with each officer’s compensation. In fiscal 2007, management selected Watson Wyatt Worldwide, Inc. (Watson Wyatt) to be PMC’s compensation consultant. They were instructed to provide PMC with competitive market data, review peer group for continued suitability and identify trends in executive compensation. Watson Wyatt advised management on all of the principal aspects of executive compensation, including base salaries, cash and equity incentives. Management used the Watson Wyatt report to compare each element of total compensation against a group of peer companies (the Peer Group) in the US semiconductor industry with similar financial profiles. Watson Wyatt supplements the Peer Group data with compensation data available from relevant compensation surveys.

The Peer Group consists of companies against which PMC competes for business as well as talent. During the first quarter of 2007, management requested Watson Wyatt to review the Peer Group to ensure the Peer Group remained appropriate. As a result three companies were added (noted with an * below). In addition, PMC considered the compensation practices of four larger companies that it competes with for talent when making executive compensation recommendations (noted with ** below). The median revenues for the expanded Peer Group were reported as $723,000,000 in the first quarter of 2007. The companies comprising the Peer Group in fiscal 2007 included the following:

•	Altera Corporation

•	Atheros Communications Inc.*

•	Broadcom Corp.**

•	Conexant Systems Inc.*

•	Cypress Semiconductor Corp.*

•	Emulex Corporation

•	Integrated Device Technology, Inc.

•	Intersil Corporation

•	Linear Technology Corporation

•	Marvell Technology Group Ltd.**

•	Maxim Integrated Products Inc.**

•	Microchip Technology Incorporated

•	Microsemi Corporation

•	Qlogic Corporation

•	RF Micro Devices, Inc.

•	Semtech Corporation

•	Silicon Image, Inc.

•	Silicon Laboratories, Inc.

•	Xilinx, Inc.**

PMC intends to continue to use this Peer Group for fiscal 2008, with the exception of Maxim Integrated Products, Inc. because current publicly accessible executive compensation data for this company is not available.

Based on Watson Wyatt’s analysis, management prepares and submits to the Committee an annual compensation plan for PMC’s executive officers for Committee review and approval. The Committee typically reviews the report in the first quarter. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. It is commonplace for the Committee to adjust the recommendations of management.

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. In fiscal 2007, the Committee engaged Compensia, Inc. (Compensia) which was instructed to keep the Compensation Committee informed of trends in executive compensation and advise the Committee on management’s proposals. Compensia also advised the Committee on director compensation. Compensia reports to the Committee rather than to management, although Compensia may meet with or confer with management from time to time for purposes of gathering information on proposals that management may make to the Committee.

Management attends some of the Committee’s meetings, but the Committee also holds meetings not attended by any members of management. The Committee discusses the CEO’s compensation package with the CEO, but makes decisions with respect to the CEO’s compensation without the CEO present. The Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee’s charter.

Elements of Compensation

There were five major elements that comprised PMC’s compensation program in fiscal 2007:

•	base salary

•	semi-annual performance based cash bonuses

•	equity incentives

•	health and welfare benefits

•	retirement benefits

Under the Committee’s direction, PMC has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to PMC, while our equity incentives are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business and the benchmarking data received from Watson Wyatt on the cash compensation and equity of the Peer Group for comparable executive officer positions. Incentive compensation is compared to the Peer Group on a target and actual basis in the most recent fiscal year. Equity compensation is valued using a Black-Scholes pricing model, and we also reference equity awards as a percentage of shares outstanding. Individual components of compensation are weighted against the competitive data for the Peer Group. We strongly believe in engaging and retaining the best talent in critical functions, and this may entail negotiations with executive candidates who have significant compensation packages with current or potential employers. In order to enable PMC to hire and retain talented executives, the Committee may determine that it is in the best interests of PMC to negotiate packages that may deviate from PMC’s standard practices in setting the compensation for certain of its executive officers when such deviation is required by competitive or other market forces.

Base Salary

A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to PMC and the performance contributions they make. When determining the base salary for an executive officer, PMC references the median (50th percentile) of the base salaries of similar positions in its Peer Group. Other factors are also taken into account such as internal comparisons, individual skills and experience, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above.

In fiscal 2007, after considering the above compensation targets, management recommendations and other factors, the Committee increased the base salaries for all executive officers. Base salary levels for each of the Named Executive Officers are reflected in the column labeled as “Salary” of the Summary Compensation Table on page 42. Salaries for the Named Executive Officers are within plus or minus 10% of the median in the Peer Group for comparable positions with two exceptions, both of which will be within range in 2008.

Compensation for Canadian-based employees is converted to US dollars for purposes of conducting the annual compensation review and analysis against our Peer Group and stated objectives. Because of the strength of the Canadian dollar against the US dollar, compensation for our executives paid in Canadian dollars exceeded their original 2007 targets.

Salaries of the Named Executive Officers, with the exception of the Chief Executive Officer and Chief Financial Officer, were increased in 2008 to be consistent with the median of the Peer Group within plus or minus 10%. The average increase in base salary was 2.4%.

Short-Term Incentive Program (Bonus)

In fiscal 2007, executives participated in the company-wide Short Term Incentive Program (STIP), which is designed to reward an individual’s performance against short-term corporate and individual goals with a cash bonus. Bonus payout has three components:

•	the individual’s annual bonus target which is a percentage of base salary set by the Committee for executives upon hire and then reviewed annually by the Committee;

•	the Company’s performance against a profitability target in its internal operating plan approved by the Board of Directors at the start of the year (the Plan); and

•	individual performance against quarterly objectives set by the individual’s manager and discussed and rated quarterly.

Individual annual bonus targets. With the exception of the CEO, executive bonus targets ranged from 40% to 60%. Like base salary, the bonus targets are benchmarked against our Peer Group and referenced against the median (50th percentile) for comparable positions.

Company performance target. The Company’s performance against target is what funds the bonus pool. The target in 2007 was earnings before interest and tax (EBIT) on a non-GAAP basis, as set in the Company’s 2007 Plan. Management uses non-GAAP operating measures for its STIP because PMC utilizes these measures to evaluate PMC’s in-period operating performance before gains, losses and other charges that are considered by management to be outside of the PMC’s core operating results. There is a minimum achievement threshold of 50% of target for any employee, including executives, to receive bonuses regardless of individual achievement. The Committee does not believe employees should be rewarded for less than 50% achievement of Plan. The Committee believes payment for achievement over 50% of Plan is valuable for retention and competitiveness. In 2007 the bonus pool was capped at 100% of performance against Plan.

Individual performance objectives. All employees have written objectives against which they are measured quarterly. These are dynamic, short-term individual goals that are specific to the individual’s area of responsibility and aligned with the Company’s strategic and operational objectives. The targets are set such that they are attainable only with significant effort while at the same time still making them achievable. For example, the objectives for the general manager of a product division may include tape-out or launch of a new product or meeting aggressive revenue or other financial targets in its portion of the Company’s Plan; the objectives for the vice president of worldwide sales may include design win targets or new or strategic account penetration as part of his objectives. At the end of each quarter, the CEO reviews and rates the executive’s achievement of his or her stated objectives.

Individual achievement on objectives may exceed 100% enabling payment in excess of 100% of an individual’s target for the STIP period provided that the Company met at least 50% of its operational performance target in the Plan and that the aggregate of bonuses paid out in that period do not exceed the fund for that period. Thus, employees who do not perform as well individually leave money in the bonus pool (as funded based on Company performance against target) that can be awarded to those who exceed individual performance objectives.

In 2007, STIP was measured for all employees, including executives, on a bi-annual basis. Consistent with the Company’s projected performance to Plan which anticipated stronger growth in the second half of the year, the first half of the year was funded at 40% of target and the second half was funded at 60% of target. In fiscal 2007 the Company achieved 97% of its annual target, 100% in the first half of the year and 94% in the second half. Actual STIP bonus amounts for each of the Named Executive Officers are reflected in the column labeled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 42.

2008 STIP. As in 2007, the fiscal 2008 STIP is designed to reward an individual executive’s performance against short-term corporate and individual goals with a cash bonus. The metric by which the 2008 STIP will be funded is the same as in 2007 — Company performance against the non-GAAP EBIT annual target determined in the Company’s 2008 Plan approved by the Board of Directors at the start of the year. In 2008, Company performance will again be measured bi-annually, but funding and payment will be weighted evenly at 50% for each six-month period. The Committee again set the threshold performance requirement at 50% of the Company’s performance target for any bonuses to be paid. The bonus pool will fund over the 50% threshold without a cap to match the actual level of achievement. Thus, if the Company out performs its target by 10% then the bonus pool will fund at 110% for that period. Similar to 2007, actual payment will further depend upon the individual’s achievement of their personal objectives as stated above. There are no accelerators applied to payment. The bonus targets as a percentage of base salary for each of the Named Executive Officers for 2008 range from 50% to 60%, with the exception of Mr. Bailey, the Chief Executive Officer (discussed below), and Mr. Krock whose employment ended March 1, 2008.

Equity Incentives

Our Board has delegated the authority to grant stock and other equity awards to the Committee, including any awards to our executive officers. Equity-based incentives are granted to our officers under PMC’s stockholder-approved equity incentive plans. PMC and the Committee regularly monitor the environment in which PMC operates and adjusts the equity compensation program if necessary to help us meet our compensation objectives. After conducting a thorough review of compensation programs and Peer Group data in the third quarter of fiscal 2006, management recommended and the Committee approved the use of both stock options and restricted stock units as equity incentives in fiscal 2007. Executive officers therefore received a combination of stock options and restricted stock units in fiscal 2007, with a greater proportion being weighted toward options. PMC and the Committee believe that restricted stock units provide a tangible value to employees, and therefore are efficient tools in retaining and motivating employees. The Committee believes that equity incentives encourage the achievement of superior results over time and align employee and stockholder interests. All equity incentives are subject to vesting provisions to encourage executive officers to remain employed with and invested in PMC.

The Committee has implemented general policies relating to grants of stock and other awards and these policies also apply to our executive officers. Specifically, the Committee has determined that stock options shall only be granted on the first Tuesday of each month. The Committee determined that restricted stock units would be granted quarterly on February 25th, May 25th, August 25th and November 25th. If the market is closed on the pre-selected grant date, the grant date will be the next trading day the market is open. However, if a member of the Committee has not provided his approval before the pre-selected grant date then the grant date will become the date the last Committee member provides his approval. Grants are only approved at a properly constituted meeting of the Committee or by electronic unanimous written consent of the Committee members. All required documentation, including the list of equity award recipients and the recommended grant amounts, is sent by management, approved in advance by the Chief Executive Officer, and received by the Committee typically several days prior to the proposed grant date. The Committee has pre-set guidelines for new-hire, promotion, and annual performance grants by position level (as individual contributors or members of management). Any grant recommendations that exceed these guidelines are highlighted and explained to the Committee. The Committee may make changes to the award recipients and recommended grant amounts prior to the grant date. All stock option grants and other awards have a per share exercise price equal to closing price of the PMC’s common stock on the NASDAQ Global Select Market on the date of grant, or the next trading day thereafter if the market is closed. In fiscal 2007, all equity awards were approved by electronic unanimous written consents approved in advance of the pre-selected grant date so that all awards were made on the pre-selected grant date (or the next trading day thereafter if the market was closed on the pre-selected grant date).

Monthly grants for newly hired and promoted employees are considered valuable to support ongoing hiring and incentive objectives to remain competitive and to concentrate the administrative activities on a single day. In fiscal 2008, PMC expects to make monthly stock option grants and quarterly restricted stock unit grants (or tax equivalent securities) in accordance with the pre-selected dates and in the same manner as identified above.

Because PMC grants options on a monthly basis and restricted stock units on a quarterly basis, each on predetermined dates, equity compensation awards to executive officers may be made prior to the release of material nonpublic information that may result in an increase in the price of PMC’s common stock, such as a significant positive earnings announcement. Management and the Committee believe that consistency in grant dates for equity compensation awards is paramount. Given PMC’s ongoing hiring efforts in a competitive job market and the historical volatility of its stock trading price, management and the Committee believe that it is important to grant equity incentive awards as close as possible to the start-date of newly hired employees. Option awards provided in connection with PMC’s annual performance review of all employees, including executive officers hired before October of the previous year, are granted on the first Tuesday of March in connection with the regularly monthly grant schedule. Equity awards associated with the 2008 performance review were, or will be made as follows: stock option awards were granted March 4, 2008 and restricted stock unit grants will be made on May 27, 2008, given that May 25, 2008 is a Sunday and May 26, 2008 is a US holiday (Memorial Day).

The number of options our Committee grants to each executive officer and the vesting schedule for each grant is determined based on a variety of factors. The Committee annually reviews PMC’s historic annual option grants as a percentage of PMC’s outstanding shares, what amounts are vested and unvested, and their relative value based on then-current stock price, historic actual option exercises relative to outstanding shares, and the total number and proportion of shares subject to outstanding options relative to the Peer Group. The Committee also reviews Peer Group data for executive officers in comparable positions, covering the individual’s aggregate equity position relative to shares outstanding and the size of each individual’s proposed annual option grant (normalized for differences in shares outstanding). Awards are also determined by referencing other factors such as internal comparisons to the individual’s executive peers, individual skills and experience, and the individual’s performance and specific contributions during the prior year. PMC references the median of the Peer Group for equity awards to its executive officers, based on the information gathered from publicly available sources. Any proposed grant that is outside of this target is highlighted for the Committee. In 2007, one executive was awarded equity between the median and the 75th percentile. The remaining executives were awarded below the 50th percentile, except for the Chief Executive Officer as discussed below. During fiscal 2007, our Committee relied upon the above-mentioned factors to approve stock option grants to executive officers to purchase an aggregate of 875,000 shares of common stock at average of $6.75 per share (high of $7.60 to a low of $6.35). All options vest over four years and have a ten-year term. In fiscal 2007, the Committee granted an aggregate of 153,333 restricted stock units to executive officers that vest over a four year period, with 50% vesting 24-months after the grant date and an additional 25% vesting each 12-month period thereafter.

Equity incentive awards to Named Executive Officers in fiscal 2007 are reflected in the Summary Compensation Table on page 42 and the Grants of Plan Based Awards Table on page 44.

For fiscal 2008, the Committee has limited the number of shares to be granted as equity incentives to employees to a guideline of 3% of PMC’s outstanding common stock excluding the one-time grant associated with the hiring of a new Chief Executive Officer.

No changes were made to the Company’s equity compensation program for fiscal 2008; however the Committee instructed management to study and present a proposal to adopt performance-based restricted stock units for fiscal 2009.

Compensation of the Chief Executive Officer

The Committee determines total cash compensation for Mr. Bailey, the Company’s President and Chief Executive Officer, based on Peer Group compensation data, the Committee’s assessment of Mr. Bailey’s past performance and the Committee’s expectations as to his future contributions to PMC. In fiscal 2007, the Committee increased Mr. Bailey’s base salary by $50,000 to $500,000.

For fiscal 2007, the Committee approved a STIP bonus target for Mr. Bailey of 100% which was at the median of the Peer Group. Mr. Bailey’s individual objective is to deliver the financial performance projected in the Company’s Plan. Thus, his bonuses are a function of his bonus target and the percentage achievement of the Company’s performance to Plan. Like other employees, Mr. Bailey would not receive any bonus if the Company’s operational performance was below 50% of target.

The Committee agreed with Mr. Bailey’s recommendation in 2007 not to award Mr. Bailey with any new equity awards because his beneficial interest in the Company met the ownership and retention objectives underlying equity-based compensation. Mr. Bailey did not receive an increase in base salary or any new equity grants for fiscal 2008 given his intention to resign from the positions of President and Chief Executive Officer once his replacement is appointed. Under the terms of Mr. Bailey’s transition agreement, described in detail on page 49 of this Proxy Statement, for any partial quarter in which Mr. Bailey holds the titles of President and Chief Executive Officer, he will be paid his base salary for the full quarter and for any partial six-month period for which Mr. Bailey holds the title of President and Chief Executive Officer, he will receive his full STIP bonus.

Health and Welfare Benefits

In fiscal 2007, the executive officers were eligible to receive the same health and welfare benefits that are generally available to other employees and a contribution to their benefit premium that is the same as provided to other employees. These benefits programs include the employee stock purchase plan, extended health and dental insurance, health and dependent care flexible spending accounts, short term and long term disability, a patent award program, life insurance and supplemental life insurance, accidental death and dismemberment, leave programs, education assistance, employee assistance program and certain other benefits. Certain executive officers may also receive tax preparation services. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2007, are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 42.

Retirement Benefits

PMC maintains for its US-based executives a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all PMC employees, including executive officers, are eligible to receive matching contributions from PMC. The matching contribution for 401(k) Plan year 2007 was $5,500 and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. For fiscal 2008, the matching contribution under the 401(k) plan will be $5,500. PMC does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan. PMC common stock is not included in PMC’s 401(k) Plan, except as it may be indirectly included as part of a fund’s holdings. PMC does not offer a deferred income plan for its executives.

Canadian-based executives participate in PMC’s Group Registered Retirement Savings Plan (the RRSP). Under the RRSP, all PMC employees located in Canada, including executive officers, are eligible to receive matching contributions from PMC. In fiscal 2007, employees were required to contribute a minimum of 2% of their base salary and PMC would match up to 5% of their base salary subject to an overall maximum of $13,500 (Canadian dollars) for combined employee and employer contributions. For employees to receive the full employer match in 2008, they must make a minimum contribution of 5% of their base salary. The employer’s RRSP contribution for 2008 for all employees shall be 5% of base salary up to a maximum of $5,000 (Canadian dollars). The reduction will help the Company stay within its operating expense targets and aligns with competitive data.

Management and the Committee believe the retirement benefits and other generally available health and welfare benefits programs described above are appropriate and consistent with its overall compensation program to better enable PMC to attract and retain superior employees. Management periodically reviews the levels of benefits provided to all employees and makes adjustments, as necessary. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2007, are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 42.

Change of Control Arrangements

In addition, we have change of control arrangements with our Named Executive Officers, which provide for the executives to receive certain payments and benefits if their employment with PMC is terminated in connection with a change of control of the Company. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Change of Control and Severance Agreements” on page 47. These arrangements are designed to promote stability and continuity of senior management.

Stock Ownership Guidelines

In December 2006, to directly align the interests of executive officers with the interests of the stockholders, the Committee approved stock ownership guidelines that require that each executive officer retain a minimum ownership interest in PMC. The amount of stock an executive must retain depends upon the executive’s position. The Chief Executive Officer is required to own and retain a minimum number of shares or share units totaling in value one times his base salary, while all other actively employed executive officers are required to own and retain a minimum number of shares or share units totaling in value no less than $100,000. The Chief Executive Officer must attain the ownership guideline by the fifth anniversary of his first grant, and other executive officers must attain the ownership guideline by the fifth anniversary of the first grant of restricted stock units to such officer. The Chief Executive Officer now holds more than the minimum guideline. PMC does not have a policy regarding the hedging of the economic risks of securities held by our executive officers, but any such transactions must be accomplished within the requirements of the insider trading policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that PMC may not deduct compensation of more than $1,000,000 that is paid to certain individuals. PMC believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2007 no executive officer received compensation subject to Section 162(m) of the Code in excess of $1,000,000.

Accounting for Stock–Based Compensation

Beginning on January 1, 2006, PMC began accounting for stock–based compensation, including its stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael R. Farese
Jonathan J. Judge, Chair

The following table provides fiscal 2006 and 2007 compensation information for the Named Executive Officers of PMC who together constitute the most highly compensated executive officers in fiscal year 2007 based on their total compensation but without taking into account the annual change in the actuarial present value of accumulated pension benefits and earnings on non-qualified deferred compensation.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 30, 2007

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert L. Bailey	2007	488,462				0	(3)	0	(3)	472,769	(4)	23,707	(5)	984,938
President, Chief Executive Officer	2006	450,000						520,112		247,286		34,332	(6)	1,251,730
Michael W. Zellner	2007	303,231				50,033		165,483		181,467	(8)	7,820	(9)	708,034
Vice President and Chief Financial Officer(7)	2006
Robert M. Liszt	2007	281,154				11,773		38,404		158,452	(10)	16,942	(11)	506,725
Vice President, Worldwide Sales	2006	227,404		50,000	(12)			223,844		62,231		14,768	(13)	578,247
Colin C. Harris	2007	276,981	(14)			17,659		57,606		149,397	(15)	10,473	(16)	512,116
Vice President, Worldwide Operations	2006	258,827	(14)					261,328	(17)	80,190		9,846	(18)	610,191
Alinka Flaminia	2007	239,076		50,000	(19)			90,219		97,663	(20)	7,774	(21)	484,732
Vice President, General Counsel and Corporate Secretary(19)	2006

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized for stock awards in fiscal 2007 for financial statement reporting purposes as determined pursuant to FAS 123R. The assumptions used in the calculation of values of stock awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 22, 2008. Restricted stock units were granted on May 25, 2007 and were not awarded in Fiscal 2006.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized for option awards in fiscal 2007 for financial statement reporting purposes as determined pursuant to FAS 123R. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock based-compensation” of PMC’s Annual Report on Form 10-K for fiscal year 2007 filed with the SEC on February 22, 2008.
(3)	The Committee agreed with Mr. Bailey’s recommendation in 2007 not to award Mr. Bailey with any new equity awards because his beneficial interest in the Company met the ownership and retention objectives underlying equity-based compensation.

(4)	Includes a bonus of $282,000 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(5)	This amount consists of: (a) $19,900 in tax preparation services, (b) $1,467 in life insurance premiums, (c) $1,500 in a US benefit allowance, and (d) $840 for a medical examination.
(6)	This amount consists of: (a) $31,950 in tax preparation services, (b) $882 in life insurance premiums, and (c) $1,500 in a US benefit allowance.
(7)	Mr. Zellner was hired as Vice President, Chief Financial Officer on March 2, 2007.
(8)	Includes a bonus of $123,516 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(9)	This amount consists of: (a) $1,051 in life insurance premiums, (b) $5,500 under the tax-qualified 401(k) Plan and (c) $ 1,269 in medical allowances.
(10)	Includes a bonus of $87,787 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(11)	This amount consists of: (a) $1,242 in life insurance premiums, (b) PMC’s matching contribution of $5,500 under the tax-qualified 401(k) Plan, (c) $1,500 in medical allowances, and (d) $8,700 in automobile allowances.
(12)	Mr. Liszt became an executive officer on March 6, 2006 and was awarded a $50,000 signing bonus at that time.
(13)	This amount consists of: (a) $1,027 in life insurance premiums, (b) PMC’s matching contribution of $5,250 under the tax-qualified 401(k) Plan, (c) $1,241 in medical allowances, and (d) $7,250 in automobile allowances.
(14)	Mr. Harris is paid in Canadian Dollars so reported amounts will vary depending upon the exchange rate then in effect.
(15)	Includes a bonus of $94,460 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(16)	This amount consists of: (a) $526 in life insurance premiums, (b) $1,158 in a medical allowance, and (c) PMC’s matching contribution of $8,663 under the RRSP, and (d) $126 in accidental death and disability premiums.
(17)	Includes options for 62,500 shares granted on January 18, 2006 at an exercise price of $9.29 per share, which vest 1/4 on April 18, 2006 and 1/48 monthly thereafter.
(18)	This amount consists of: (a) $485 in life insurance premiums, (b) $1,214 in a medical allowance, and (c) PMC’s matching contribution of $8,147 under PMC’s tax-qualified RRSP.
(19)	Ms. Flaminia was hired on January 2, 2007 and was awarded a $50,000 signing bonus at that time.
(20)	Includes a bonus of $59,558 earned in third and fourth quarters of 2007, which was awarded in the first quarter of 2008.
(21)	This amount consists of: (a) $774 in life insurance premiums, (b) $1,500 in a medical allowance, and (c) PMC’s matching contribution of $5,500 under PMC’s tax-qualified 401(k) Plan.

The Company provides the Named Executive Officers with no perquisites or personal benefits during or after the officer’s employment, except as disclosed in this Proxy Statement.

The following tables show for the fiscal year ended December 30, 2007 certain information regarding options and other plan-based awards granted to the Named Executive Officers. Under the terms of PMC’s 1994 Incentive Stock Plan, the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 30, 2007

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option or Stock Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)
Robert L. Bailey	N/A	(3)	—	—	—	—
Michael W. Zellner	4/3/2007			255,000	7.07	$1,009,800
	5/25/2007		56,666		0	$426,128
Robert M. Liszt	3/6/2007			60,000	6.35	$212,400
	5/25/2007		13,333		0	$100,264
Colin C. Harris	3/6/2007			90,000	6.35	$318,600
	5/25/2007		20,000		0	$150,400
Alinka Flaminia	2/6/2007			125,000	6.52	$455,000

(1)	The value of option awards is based on the fair value as of the grant date of such award determined pursuant to FAS 123R. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of PMC’s Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.
(2)	The value of the stock awards is based on the fair value of the grant date of such awards determined pursuant to FAS 123R. The price of awards in the form of restricted stock units to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. Regardless of the FAS 123R value associated with the restricted stock unit, the actual value of the award recognized will depend on the market value of PMC’s Common Stock at such date in the future when the shares are vested and sold.
(3)	The Committee agreed with Mr. Bailey’s recommendation in 2007 not to award Mr. Bailey with any new equity awards because his beneficial interest in the Company met the ownership and retention objectives underlying equity-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 30, 2007:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Robert L. Bailey	6,256	0		15.9844	1/4/2009
	773,744	0		15.9844	1/4/2009
	1,909	0		5.9500	3/31/2013
	182,101	0		5.9500	3/31/2013
	75,990	0		5.9500	3/31/2013
	264,936	0		5.9500	3/31/2013
	10,064	0		5.9500	3/31/2013
	550,000	0		5.9500	3/31/2013
	600,000	0		20.1300	12/29/2013
	400,000	200,000	(1)	7.8700	4/18/2015
	218,750	281,250	(2)	10.9700	3/7/2016
						0	0
Michael W. Zellner	0	255,000	(3)	7.0700	4/3/2017
						56,666	373,996
Robert M. Liszt	98,437	126,563	(5)	10.5600	3/9/2016
	0	60,000	(6)	6.3500	3/6/2017
						13,333	87,998
Colin C. Harris	24,000	0		9.0625	2/11/2008
	40,000	0		5.9500	3/31/2013
	100,000	0		20.1300	12/29/2013
	39,583	10,417	(4)	9.0000	10/20/2014
	41,666	20,834	(1)	7.8700	4/18/2015
	41,666	20,834	(1)	10.1400	7/18/2015
	41,666	20,834	(1)	7.8300	10/18/2015
	41,666	20,834	(1)	9.2900	1/18/2016
	21,875	28,125	(2)	10.9700	3/7/2016
	21,875	28,125	(2)	9.0700	6/7/2016
	21,875	28,125	(2)	6.3700	9/7/2016
	21,875	28,125	(2)	7.5400	12/7/2016
	0	90,000	(6)	6.3500	3/6/2017
						20,000	132,000
Alinka Flaminia	0	125,000	(7)	6.5200	2/6/2017
						0	0

(1)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 4/18/2006 and 1/48th of the total number of shares vest monthly thereafter.
(2)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/07/2007 and 1/48th of the total number of shares vest monthly thereafter.
(3)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 04/03/2008 and 1/48th of the total number of shares vest monthly thereafter.

(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 10/20/2005 and 1/48th of the total number of shares vest monthly thereafter.
(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/09/2007 and 1/48th of the total number of shares vest monthly thereafter.
(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/06/2008 and 1/48th of the total number of shares vest monthly thereafter.
(7)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 2/06/2008 and 1/48th of the total number of shares vest monthly thereafter.
(8)	Stock awards in the form of Restricted Stock Units: fifty percent (50%) of the shares shall vest on the second anniversary of the Award Date; twenty-five percent (25%) of the shares shall vest upon each of the third and fourth anniversaries of the award date.
(9)	The price of PMC’s Common Stock is the closing price on the NASDAQ Global Select Market as of December 28, 2007 ($6.60).

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 30, 2007

The following tables show for the fiscal year ended December 30, 2007 certain information regarding options exercised by the Named Executive Officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert L. Bailey	475,000	870,778
Colin C. Harris	95,000	308,503

(1)	The value realized equals the difference between the option exercise price and the fair market value of PMC’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

In 2007, PMC revised its change of control agreements with its executive officers, including Robert Bailey, and also entered into a transition agreement with Mr. Bailey to identify pay and benefits associated with Mr. Bailey’s announced intentions to resign from the positions of President and Chief Executive Officer upon the hiring of his replacement. Mr. Bailey’s change of control agreement and transition agreement were filed with the SEC on October 31, 2007 on Form 8-K/A. The form of change of control agreement pertaining to PMC’s other executive officers, dated to be effective as of January 1, 2008, was filed on February 22, 2008 with the SEC as Exhibit 10.5 to PMC’s Annual Report on Form 10-K.

Change of Control Agreements

Amendments to the change of control agreements were made primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the Code). Unless otherwise indicated, the terms of the change of control agreement for Mr. Bailey and the other executive officers are substantively similar.

Apart from payment of the executive officer’s accrued and unpaid base salary and accrued and unused vacation pay which are payable upon termination at any time for any reason whatsoever, an executive officer’s compensation and benefits upon termination without cause or constructive termination 60 days prior to or two years following a change in control are described below, all subject to applicable withholdings:

For Mr. Bailey:

1.	A lump sum payment equal to two times his then current base salary;

2.	A lump sum payment equal to the total of all bonuses received by Mr. Bailey during the calendar year ended on December 31 immediately preceding Mr. Bailey’s actual or constructive termination; and

3.	Continued vesting of options if Mr. Bailey and PMC or its successor enter into a consulting agreement providing for continued services by Mr. Bailey.

Mr. Bailey is entitled to receive an accelerated benefit after change in control in the event that he is an employee of the Company or its successor on the first anniversary of a change of control. In this case, Mr. Bailey will receive the payments in 1 and 2 above as if he had been terminated without cause on the first anniversary, regardless of whether his employment continues thereafter. If the accelerated benefit is paid, PMC will have fully satisfied its obligation to pay Mr. Bailey the severance benefits in 1 and 2 above, regardless of any subsequent termination or constructive termination related to a change in control.

For Other Executive Officers:

1.	Cash payment equal to four percent of the executive officer’s then-current base salary for each full month the executive officer was employed by PMC (or an affiliate) up to a maximum total payment equal to two times the executive officer’s then-current base salary;

2.	Cash payment equal to two percent for every month the executive officer was employed by PMC (or an affiliate) of the total of bonuses received by the executive officer for the last STIP periods totaling twelve months, up to a maximum total payment equal to 100% of the amount of bonuses received by the executive officer under STIP for the last periods totaling twelve months;

3.	Accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation of service; and

4.	Twelve months from the separation of service to exercise all vested options or the remaining term of the option, whichever is shorter.

Receipt of compensation under the change of control agreements is conditioned, in all cases, upon receipt of a release of claims and covenants not to compete and not to solicit employees for a specified period of time.

Cash payments to the executive officers other than Mr. Bailey are payable in twelve equal monthly installments beginning on the first regular payday for the Company’s salaried employees on which the release of claims is effective.

Actions constituting “cause,” include, for instance, gross dereliction of duties that persist after at least two notices thirty days apart, willful and gross misconduct that injures PMC, willful and material violation of laws applicable to PMC, embezzlement or theft, and failure to achieve and maintain acceptable performance levels.

A “change of control,” may occur upon any of the following events:

(a)	any person or group other than PMC or its subsidiary becoming a beneficial owner of PMC securities representing 50% or more of the combined voting power of PMC’s then outstanding securities;

(b)	a sale or merger of the Company which results in the holders of PMC securities representing all voting power for the election of directors before the transaction holding less than a majority of the total voting power for the election of directors of the acquiring or surviving entity; or

(c)	a change in the Board of Directors such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

A “constructive termination” means executive officer’s resignation within two years following the occurrence of any of the following events without executive’s approval: a material reduction in executive’s compensation or benefits, a material reduction in authority, duties or responsibilities, or the requirement that the executive officer relocate more than 100 miles, not including a relocation from either PMC’s primary locations in Burnaby, British Columbia or Santa Clara, California to the other primary location.

A “separation from service” means the cessation of executive officers’ status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services the individual is to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent of the average level of services such executive officer rendered as an employee during the immediately preceding thirty-six months, or as otherwise determined by the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

In compliance with Section 409A of the Code, payments shall not be made to the executive officer prior to the earlier of: (i) the expiration of the six-month period measured from the date of the executive officer’s separation from service or (ii) the date of the executive officer’s death, if the executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under the Code and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. However, the six-month hold back shall not be applicable to any payments that qualify as Short-Term Deferral payments under the Code and any portion of the severance payments to the extent that (a) the sum of the executive officer’s annualized compensation for the taxable year preceding the taxable year of the separation from service and (b) the maximum amount that may be taken into account under a qualified plan pursuant to the Code for the year in which executive officer has a separation from service, provided such severance payments are paid no later than the last day of executive officer’s second taxable year following the taxable year in which the separation from service occurs.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2007 (December 28, 2007), and the price per share of PMC’s common stock is the closing price on the NASDAQ Global Select

Market as of that date ($6.60). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct.

Name	Type of Benefit	Involuntary Termination Other Than For Cause Within 24 Months of Change in Control ($)
Robert L. Bailey	Base Salary Payment	1,000,000
	Bonus (STIP) Payment	472,769
	Vesting Acceleration(1)	705,250

	Total Termination Benefits:	2,178,019

Michael W. Zellner	Base Salary Payment	131,400
	Bonus (STIP) Payment	32,664
	Vesting Acceleration(1)	0

	Total Termination Benefits:	164,064

Colin C. Harris	Base Salary Payment	555,883
	Bonus (STIP) Payment	149,397
	Vesting Acceleration(1)	43,750

	Total Termination Benefits:	749,030

Robert M. Liszt	Base Salary Payment	249,040
	Bonus (STIP) Payment	69,719
	Vesting Acceleration(1)	6,563

	Total Termination Benefits:	325,322

Alinka Flaminia	Base Salary Payment	115,200
	Bonus (STIP) Payment	23,439
	Vesting Acceleration(1)	4,583

	Total Termination Benefits:	143,222

(1)	Reflects accelerated vesting by twelve months of all equity awards that are unvested as of the date of separation of service.

Mr. Bailey’s Transition Agreement

There is no change to Mr. Bailey’s current compensation or benefits while he remains President and Chief Executive Officer of PMC. For any partial quarter in which Mr. Bailey holds the titles of President and Chief Executive Officer, he will be paid his base salary for the full quarter and for any partial six-month period for which Mr. Bailey holds the title of President and CEO, he will receive his full STIP bonus.

Mr. Bailey’s resignation as President and Chief Executive Officer of PMC becomes effective upon the appointment of his replacement (the Resignation Date). For any six-month period ended June 30 or December 31 in which Mr. Bailey holds the CEO title, he will be paid his full STIP for that entire six-month period.

While Mr. Bailey continues to serve as an employee or director, Mr. Bailey and his dependents will continue to receive health and welfare coverage the costs of which would be proportionately shared at the then-current contribution levels. It is expected that Mr. Bailey will continue as a director after his Resignation Date because the search for his replacement is actively on-going and he is being nominated for re-election at the Annual Meeting for the 2008-2009 term.

Once Mr. Bailey is no longer providing services to the Company as an employee or a director (the Separation Date), he will receive:

1.	Acceleration of vesting by two years of all unvested options held by Mr. Bailey as of September 30, 2007;

2.	The right to exercise his options for a period of twelve months following the Separation Date or the remaining term of the option, whichever is shorter; and

3.	Health and welfare benefit coverage for himself and his dependents at his own cost for (a) a period beginning on the Separation Date that is equal to Mr. Bailey’s term of service as an employee or (b) when he and his dependents are accepted for coverage under another employer’s comparable plans, whichever is shorter, but not beyond such time that Mr. Bailey becomes eligible for Medicare coverage.

Mr. Bailey’s options will be fully vested for options held as of September 30, 2007 in the ordinary course if he remains a Director through March 6, 2010. Thus, if his Separation Date is after March 6, 2010, there will be no acceleration event.

If Mr. Bailey’s Resignation Date were the last business day of fiscal 2007 (December 28, 2007), he would have received no benefits, cash or equity compensation over what he would have received if he resigned on that date without the benefit of the Transition Agreement. For Mr. Bailey to have received cash compensation above what he would otherwise earn without the benefit of the Transition Agreement, he would have to resign before a quarter is complete (for base salary benefit) and before a semi-annual period is complete (for incentive compensation benefit). He will only realize a benefit under the accelerated vesting provision of the Transition Agreement if he resigns before March 7, 2010 and is not also continuing to serve as a Board member.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

PMC’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which PMC is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of PMC

•	any person who is known to be the beneficial owner of more than 5% of PMC’s common stock

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of PMC’s common stock

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest

On February 1, 2007, the Board approved PMC’s Related Party Transaction Policies and Procedures (the Policy), that outlines procedures for approving any material transaction in which PMC and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the Audit Committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will described in PMC’s proxy statement)

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues

•

any charitable contribution by PMC to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts

•

any transaction where the related person’s interest arises solely from the ownership of the PMC’s common stock and all holders of common stock received the same benefit on a pro rata basis (e.g. dividends)

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids

•	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services

In addition, the Board has delegated to the Chair of the Audit Committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1,000,000.

All related party transactions shall be disclosed in PMC’s applicable filings with the SEC as required under SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, the following directors were members of PMC’s Compensation Committee: Michael R. Farese and Jonathan J. Judge (Chair). None of the Compensation Committee’s members has at any time been an officer or employee of PMC.

None of PMC’s Named Executive Officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on PMC’s Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires PMC’s executive officers and directors, and persons who own more than 10% of PMC’s common stock, to file reports regarding ownership of, and transactions in, PMC’s securities with the SEC and to provide PMC with copies of those filings. Based solely on its review of the copies of such forms received by PMC, or written representations from certain reporting persons, PMC believes that during fiscal year 2007, each of the reporting persons complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed PMC’s audited consolidated financial statements and discussed them with management.

2.	The Audit Committee has discussed with Deloitte & Touche LLP, PMC’s independent auditors during the 2007 fiscal year, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 2600T, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board that PMC’s audited consolidated financial statements be included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

THE AUDIT COMMITTEE
Richard E. Belluzzo
Jonathan J. Judge
William H. Kurtz, Chair

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the 2008 Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Robert L. Bailey

Robert L. Bailey
President and Chief Executive Officer,
March 12, 2008

Exhibit A

PMC-SIERRA, INC.

2008 EQUITY PLAN

The following constitute the provisions of the PMC-Sierra, Inc. 2008 Equity Plan, effective as of January 1, 2009:

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Consultants and Directors, and

•	to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the particular entity, whether the Compensation Committee or other Committee which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award.

(d) “Awards” means Options, Stock Appreciation Rights, Stock Awards, Restricted Stock Units and Dividend Equivalent Rights.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50% ) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or the Compensation Committee in accordance with Section 5 of the Plan.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Compensation Committee” means the Compensation Committee of the Board.

(k) “Company” means PMC-Sierra, Inc., a Delaware corporation.

(l) “Consultant” means a consultant or independent contractor engaged by the Company or a Parent or Subsidiary to render services.

(m) “Continuous Status as an Employee, Consultant or Director” means that the employment, consulting or director relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. For purposes of the Plan, a Participant shall be deemed to cease to be in Continuous Status as an Employee, Consultant or Director immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Continuous Status as an Employee, Consultant or Director shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; provided, however, that if such leave exceeds three (3) months, then for purposes of determining the period within which an Incentive Stock Option may be exercised as such under the federal tax laws, the Employee’s employment shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period and the option will be treated for tax purposes as a Nonstatutory Stock Option unless the Employee is provided with the right to employment following such leave by written contract or statute; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. Except to the extent required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence. Notwithstanding the foregoing, the Administrator may determine that other interruptions or terminations in the employment, consulting or director relationship with the Company or any Parent or Subsidiary not specified in this Section shall not constitute an interruption in the Continuous Status as an Employee, Consultant or Director.

(n) “Director” means a member of the Board or a member of the board of directors of any Parent or Subsidiary of Company.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(p) “Dividend Equivalent Rights” means the dividend equivalent rights that may be granted under Section 13 of the Plan.

(q) “Effective Date” means January 1, 2009.

(r) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other stock exchange with the greatest volume of trading in Common Stock on the date of determination (or, if no closing sales price was reported on that date, on the last preceding trading date such closing sales price was reported) at the end of regular hours trading, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System, (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last preceding date such prices were reported), at the end of regular hours trading as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(u) “Family Member” means, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Misconduct” means (i) engaging in financial fraud; (ii) embezzling property of the Company and/or any Parent or Subsidiary; (iii) non-payment of an obligation owed to the Company; (iv) breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company (and/or Parent or Subsidiary); (v) engaging in any activity for, or affiliating with, any competitor of the Company and/or any Parent or Subsidiary; (vi) theft of trade secrets or unauthorized disclosure of any confidential information or trade secret of the Company and/or any Parent or Subsidiary; or (vii) engaging in conduct that is a violation of securities laws, antitrust and unfair competition laws, the Foreign Corrupt Practices Act, other laws, or which conduct puts the Company and/or any Parent or Subsidiary at substantial risk of violating such laws. The Administrator, in its sole discretion, shall determine if a Participant’s termination of Continuous Status as an Employee, Consultant or Director is for “Misconduct”.

(x) “1994 Plan” means the PMC-Sierra, Inc. 1994 Incentive Stock Plan.

(y) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a stock option granted pursuant to Section 8 of the Plan.

(bb) “Optionee” means an Employee, Consultant or Director who holds an outstanding Option.

(cc) “Outside Director” shall mean a Director who is not an Employee of the Company.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” means any person who is granted an Award under the Plan.

(ff) “Plan” means this 2008 Equity Plan.

(gg) “Predecessor Plans” means the 1994 Plan and the 2001 Plan.

(hh) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 11 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(kk) “Stock Appreciation Right” means a stock appreciation right granted pursuant to Section 12 of the Plan.

(ll) “Stock Award” means a stock award granted pursuant to Section 10 of the Plan.

(mm) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(nn) “2001 Plan” means the PMC-Sierra, Inc. 2001 Stock Option Plan.

3. Awards. The following types of Awards may be granted under the Plan: (i) Options; (ii) Stock Appreciation Rights; (iii) Stock Awards; (iv) Restricted Stock Units; and (v) Dividend Equivalent Rights.

4. Stock Subject to the Plan. The stock issuable under the Plan shall be Shares that are authorized but unissued or reacquired Shares including Shares repurchased by the Company in the open market. Subject to the provisions of Section 15 of the Plan, up to 30,000,000 shares of our common stock may be issued under the Plan. Such share reserve shall be comprised of (i) up to 21,665,825 Shares available for issuance under the Predecessor Plans (excluding Shares subject to outstanding awards under such plans) as of the Effective Date plus (ii) an additional 8,334,175 shares approved on March 11, 2008 by the Compensation Committee under authority of the Board. Any Shares issued upon the exercise of Options or Stock Appreciation Rights shall reduce the share reserve by one share for every Share so issued. Any Shares issued pursuant to Stock Awards or Restricted Stock Units for cash consideration per Share or unit less than 100% of Fair Market Value per Share on the Award date shall reduce the share reserve by 1.6 shares for every one Share subject thereto. The Plan shall serve as the successor to the Predecessor Plans, and no further awards shall be made under the Predecessor Plans on or after the Effective Date. However, awards outstanding under the Predecessor Plans on the Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of Shares thereunder. To the extent any options or restricted stock units outstanding under the Predecessor Plans on the Effective Date subsequently expire or terminate unexercised or without the issuance of Shares thereunder, the number of Shares subject to those expired or terminated awards shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder, up to a maximum of an additional 15,000,000 Shares.

Shares subject to outstanding Awards under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Unvested Shares issued under the Plan and subsequently forfeited or repurchased by the Company, at a price per share not greater than the original issue price paid per share, shall be added back to the number of Shares reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. To the extent that a Share that was subject to an Award that counted as 1.6 Shares against the Plan reserve is added back into the Plan upon termination or expiration of the Award or repurchase or forfeiture of the Shares, the Plan shall be credited with 1.6 Shares. Should the exercise price of an Option be paid with Shares, then the authorized reserve of Shares under the Plan shall be reduced by the gross number of Shares for which the Option is exercised. Upon the exercise of any Stock Appreciation Right, the share reserve shall be reduced by the gross number of Shares for which the Stock Appreciation Right is exercised. If Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Shares thereunder, then the number of Shares available for issuance under the Plan shall be reduced on the basis of the net number of shares issuable, vesting or exercised under such Award.

5. Administration of the Plan.

(a) Administrator. The Plan shall be administered by the Compensation Committee. However, the Board or the Compensation Committee may appoint any other Committee to administer the Plan with respect to persons eligible to participate in those programs other than Officers and Outside Directors.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board or the Compensation Committee to such Committee, the Administrator shall have the authority, in its discretion:

(i) to select the Consultants, Directors and Employees to whom Awards may be granted hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares to be covered by Awards granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the purchase price (if any), the time or times when Awards may be exercised or vest, any vesting acceleration or waiver of forfeiture restriction, the status of an Option as an Incentive Stock Option or Nonstatutory Stock Option, the term of the Award, the form in which the Award is to be settled, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws or to comply with other applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 19(c) of the Plan);

(ix) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all persons having an interest in the Plan and in any Awards granted hereunder.

6. Eligibility. Awards may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, a Participant who has been granted an Award may be granted additional Awards.

7. Individual Limitations. The following limitations shall apply to Awards to Participants:

(i) No Participant shall be granted, in any fiscal year of the Company, Awards for more than 3,500,000 Shares in the aggregate; provided, however, that the aggregate number of Shares for which Awards may be granted in the fiscal year in which the Participant is initially hired shall be 5,000,000 Shares.

(ii) The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15(a).

8. Term of Plan. The Plan shall continue in effect until February 4, 2018, unless terminated earlier under Section 18 of the Plan.

9. Options.

(a) Term. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall not exceed ten (10) years from the date of grant. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(1) The per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or attainment of specified performance goals. The Plan Administrator may accelerate the exercisability of an Option at any time for any reason.

(iii) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(1) cash;

(2) check;

(3) other Shares which (A) meet the requirements and conditions established by the Administrator in order to avoid any unfavorable financial accounting consequences (as determined by the Administrator) and (B) have a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(4) delivery of a properly executed exercise notice together with such other documentation as the Administrator shall require to a brokerage firm (reasonably satisfactory to the Company for purposes of administering the exercise) to effect an exercise of the Option and deliver to the Company the sale proceeds required to pay the exercise price;

(5) any combination of the foregoing methods of payment; or

(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(c) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) except to the extent the exercise price is to be paid from sales proceeds under Section 9(b)(iii)(4) above, full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. The holder of an Option shall have no stockholder rights with respect to the Shares subject to the Option until such person shall have exercised the Option, paid the exercise price and become a holder of record of the purchased Shares.

(d) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares subject to an Optionee’s incentive stock options granted by the Company, any Parent or Subsidiary, which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(d), Incentive Stock Options shall be taken into account in the order in which they were granted (except to the extent otherwise provided under applicable law or regulation), and the Fair Market Value of the Shares shall be determined as of the time of grant.

(e) Termination of Employment, Consulting or Director Relationship. The following provisions shall govern the exercise of any Options outstanding at the time of termination of the Optionee’s Continuous Status as an Employee, Consultant or Director or death:

(i) Upon termination of an Optionee’s Continuous Status as an Employee, Consultant or Director, other than upon the Optionee’s death or Disability or by reason of Misconduct, the Optionee may exercise his or her Option within the period specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 90 days following the Optionee’s termination of Continuous Status as an Employee, Consultant or Director. In the case of an Incentive Stock Option, such period of time shall not exceed three (3) months from the date of termination. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(ii) In the event that an Optionee’s Continuous Status as an Employee, Consultant or Director terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within twelve (12) months from the date of such termination but only to the extent that the Optionee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iii) In the event of the death of an Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance or a designated beneficiary (if any), but only to the extent that the Optionee was entitled to exercise the Option at the date of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(iv) The Administrator shall have complete discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:

a) extend the period of time for which the Option is to remain exercisable following termination of the Optionee’s Continuous Status as an Employee, Consultant or Director from the limited exercise period otherwise in effect for that Option to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option term, and/or

b) include an automatic extension provision whereby the specified post-service exercise period in effect for any Option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-service exercise period during which the exercise of that Option or the immediate sale of the Shares acquired under such Option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such Option beyond the expiration date of the term of that Option.

(f) Misconduct. Should the Optionee’s Continuous Status as an Employee, Consultant or Director be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding Options, then all of those Options shall terminate immediately and cease to be outstanding.

10. Stock Awards.

(a) Grant. Shares may be directly issued as Stock Awards at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Stock Awards under the Plan, it shall advise the Participant in writing, by means of an Award Agreement, of the terms, conditions and vesting schedule (if any) related to the grant, including the number of Shares subject to the Award and the price (if any) to be paid.

(b) Issue Price and Form of Consideration. The issue price per Share shall be fixed by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Award date. Shares may be issued under the Stock Award Program for any of the following items of consideration which the Administrator may deem appropriate in each individual instance:

(i) cash or check,

(ii) past services rendered to the Company (or any Parent or Subsidiary); or

(iii) any other valid consideration Applicable Laws.

(c) Vesting. Shares subject to a Stock Award may, in the discretion of the Administrator, be fully and immediately vested upon issuance as a bonus for service rendered or may vest in one or more installments over the Participant’s period of service or upon the attainment of specified performance objectives.

(d) Forfeiture. Should the Participant cease to remain in Continuous Status as an Employee, Consultant or Director while holding one or more unvested Shares issued under a Stock Award or should the performance objectives not be attained with respect to one or more such unvested Shares, then those Shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further stockholder rights with respect to those Shares. To the extent the surrendered Shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered Shares or (ii) the Fair Market Value of those Shares at the time of cancellation. The Administrator may in its discretion waive the surrender and cancellation of one or more unvested Shares which would otherwise occur upon the cessation of the Participant’s Continuous Status as an Employee, Consultant or Director or the non-attainment of the performance objectives applicable to those Shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Continuous Status as an Employee, Consultant or Director or the attainment or non-attainment of the applicable performance objectives.

(e) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(f) Rights as a Stockholder. The Participant shall have full stockholder rights with respect to any Shares issued to the Participant under a Stock Award, whether or not the Participant’s interest in those Shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such Shares, subject to any applicable vesting requirements.

11. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon specified service requirements and/or the achievement of specified performance goals, or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) determined by the Administrator, including expiration of a designated time period following vesting of the units or following termination of the Participant’s service and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Termination. Outstanding Restricted Stock Units shall automatically terminate, and no Shares or cash shall actually be paid in satisfaction of those Awards, if the performance goals or service requirements established for those Awards are not attained or satisfied.

(f) Stockholder Rights. The Participant shall not have any stockholder rights with respect to any Restricted Stock Units until that Award vests and Shares are actually issued thereunder.

12. Stock Appreciation Rights.

(a) Grant. The Administrator may grant Stock Appreciation Rights from time to time separately or in tandem with any Option. After the Administrator determines that it will grant Stock Appreciation Rights under the Plan, it shall advise the Participant in an Award Agreement of the terms and conditions related to the grant.

(b) Number of Shares, Term and Base Price. The Administrator shall establish the number of Shares, the term and the base price of the Stock Appreciation Right at the time the Stock Appreciation Right is granted. The term of a Stock Appreciation Right shall not exceed ten years from the date of grant. The base price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on the date of grant of the Stock Appreciation Right.

(c) Exercisability. Stock Appreciation Rights shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Award Agreement. The Administrator may accelerate the exercisability of any or all outstanding Stock Appreciation Rights at any time for any reason. A tandem Stock Appreciation Right shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Termination of Employment or Service. The provisions governing the exercise of Stock Appreciation Rights following the cessation of the Participant’s Continuous Status as an Employee, Consultant or Director shall be substantially the same as those set forth in Section 8 for the Options granted under the Plan.

(e) Exercise of Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (ii) the aggregate base price in effect for those Shares. The distribution with respect to an exercised Stock Appreciation Right may be made in (i) Shares valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and Shares, as specified in the applicable Award Agreement.

(f) Stockholder Rights. The holder of a Stock Appreciation Right shall have no stockholder rights with respect to the Shares subject to the right unless and until such person shall have exercised the Stock Appreciation Right and become a holder of record of the Shares issued upon the exercise of such Stock Appreciation Right.

13. Dividend Equivalent Rights.

(a) Grant. The Administrator may grant Dividend Equivalent Rights as stand-alone awards or in tandem with other Awards made under the Plan. After the Administrator determines that it will grant Dividend Equivalent Rights under the Plan, it shall advise the Participant in an Award Agreement of the terms and conditions related to the grant.

(b) Term. The term of each Dividend Equivalent Right shall be established by the Administrator at the time of grant, but no such Award shall have a term in excess of ten (10) years.

(c) Payment. Each Dividend Equivalent shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than Shares), which is made per issued and outstanding Share during the term the Dividend Equivalent Right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a Dividend Equivalent Right is granted, and that account shall be credited per Dividend Equivalent Right with each such dividend or distribution made per issued and outstanding Share during the term of that Dividend Equivalent Right remains outstanding. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding Share or may be deferred for a period specified by the Administrator at the time the Dividend Equivalent Right is made or selected by the Participant in accordance with the requirements of Code Section 409A.

(d) Form of Payment. Payment may be paid in (i) cash, (ii) Shares or (iii) a combination of cash and Shares the Administrator shall determine. If payment is to be made in the form of Common Stock, the number of Shares into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per Share on the date of conversion, a prior date or an average of the Fair Market Value per Share over a designated period, as the Administrator shall determine in its sole discretion.

14. Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. However, the Administrator may structure any Award (other than an Incentive Stock Option) so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The Administrator may also permit a Participant to designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Awards and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards.

15. Adjustments Upon Changes in Capitalization, Dissolution or Change of Control.

(a) Changes in Capitalization. In the event of any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, then equitable adjustments shall be made by the Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the Share reserve under the Plan may increase by reason of the expiration or termination of unexercised Options or non-issuance of Shares under Restricted Stock Units under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per fiscal year, (iv) the number and/or class of securities and the exercise, purchase or base price per share in effect under each outstanding Award and (v) the number and/or class of securities subject to cancellation under the Plan and the price (if any) payable per cancelled share; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board in such manner as it deems appropriate and such adjustments shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to any outstanding Awards.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, such Award will terminate immediately prior to the consummation of such proposed action and any unvested Shares shall be forfeited. The Board may, in the exercise of its sole discretion in such instances, declare that any Option or Stock Appreciation Right shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Option or Stock Appreciation Right as to all or any part of the Shares subject to such Award, including Shares as to which the Option or Stock Appreciation Right would not otherwise be exercisable and to accelerate the vesting of any Stock Award, Restricted Stock Unit or Dividend Equivalent Right.

(c) Change of Control. In the event of a Change of Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each outstanding Award shall be assumed or an equivalent award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat Awards similarly in the transaction. With respect to the assumption or substitution of Awards granted to Outside Directors, if following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than by voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise the Awards as to all of the Shares subject to the Awards, including Shares as to which it would not otherwise be vested or exercisable. The Administrator may, in lieu of such assumption or substitution, provide (i) for the Participant to have the right to exercise the Option or Stock Appreciation Right as to all or a portion of the Shares subject thereto, including Shares as to which it would not otherwise be exercisable, and (ii) that all Restricted Stock Units, Stock Awards and Dividend Equivalent Rights shall vest as to all or a portion of the Shares subject thereto. If the Administrator makes an Option or Stock Appreciation Right exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant that the Option or Stock Appreciation Right shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this Section, an Award shall be considered assumed if, following the Change of Control, the Award confers the right to receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received under an Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

16. Prohibition on Repricing Programs. The Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or Stock Appreciation Rights under the Plan are cancelled and new Options or Stock Appreciation Rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or Stock Appreciation Rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in equity securities of the Company, including shares of Common Stock underlying Restricted Stock Units or (iii) otherwise directly reduce the exercise or base price in effect for outstanding Options or Stock Appreciation Rights under the Plan.

17. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or vesting thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes or payments (including the Participant’s FICA obligation) required to be withheld with respect to such Award.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option or Stock Appreciation Right or under a Stock Award or upon vesting of a Restricted Stock Unit unless the exercise of such Option or Stock Appreciation Right and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 18(b) of the Plan.

22. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23. No Employment/Service Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause. Except as otherwise indicated herein or set forth in the Award Agreement, no Award shall continue to vest or become exercisable during any period of notice of termination of employment or deemed notice period.

INSTRUCTIONS FOR VOTING YOUR PROXY

PMC-SIERRA, INC. is offering stockholders of record three alternative ways of voting your proxy:

By Telephone (using a touch-tone telephone)

Through the Internet (using a browser)

By Mail (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE

Available only until 5:00 p.m. Eastern time on April29, 2008

This method of voting is available for residents of the U.S. and Canada

On a touch-tone telephone, call TOLL FREE 1-866-628-8878, 24 hours a day, 7 days a week.

You will be asked to enter ONLY the CONTROLNUMBER shown below.

Have your proxy card ready, then follow the prerecorded instructions.

Your vote will be confirmed and cast as you directed.

INTERNET

Available only until 5:00 p.m.Eastern time on April 29, 2008

Visit our Internet voting Website atwww.proxyonline.com.

Enter the CONTROLNUMBER shown below and follow the instructions on your screen.

You will incur only your usual Internet charges.

MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

If you are voting by telephone or the Internet, please do not mail your proxy card.

CONTROL NUMBER

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 TO 3 AND RECOMMENDS A VOTE AGAINST ITEM 4.

Please mark votes as in this example.

FOR all nominees listed below (except as indicated)

WITHHOLD

1. To elect directors of the Company to serve for the ensuing year and until the next annual meeting or the election of their successors.

Nominees: Robert L. Bailey, Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtzand Frank J. Marshall

If you wish to withhold authority to vote for any individual nominee, write the name of that nominee on the line above.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2008 fiscal year.

3. To approve the 2008 Equity Plan.4. To vote on a proposal submitted by stockholders if properly presented at the meeting.

By executing this proxy, the undersigned stockholder grants the proxies, in their discretion, the ability to vote upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1, 2 and 3 and against proposal 4.

Date: 2008 Signature Signature(Note: This Proxy should be marked, dated and signed by the stockholder exactly as his/her name is printed at the left and returned promptly in the enclosed envelope. A person signing as an executor, administrator, trustee or guardian should so indicate and specify his/her title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or a community property, all joint owners should sign.)

PLEASE DETACH PROXY CARD HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PMC-Sierra, Inc. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2008

PROXY

The undersigned Stockholder of PMC-SIERRA, INC. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement each dated March 20, 2008, and the undersigned revokes all prior proxies and appoints each of Robert L. Bailey and Alinka Flaminia, proxies and attorneys-in-fact, each with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at Hilton Santa Clara, 4949 Great America Parkway, Santa Clara, California, on April 30, 2008, at 9:00 a.m. local time, and at any adjournment thereof, and instructs said proxies to vote as directed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all of the nominees of director in Item 1, for Items 2 and 3, and against item4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

(Important - To be signed and dated on reverse side)

SEE REVERSE SIDE